EXHIBIT 2.1

Execution Copy

AGREEMENT AND PLAN OF MERGER

BY

AND

AMONG

COTELLIGENT, INC.,

RECENCY MEDIA USA, INC.,

ON-SITE MEDIA, INC.,

AND

CERTAIN STOCKHOLDERS OF ON-SITE MEDIA, INC.

Dated: November 24, 2003

i

(continued)

(continued)

SCHEDULES AND EXHIBITS

Schedules:

Schedule 1.5(b)	Directors of Surviving Corporation
Schedule 1.5(c)	Officers of Surviving Corporation
Schedule 1.7(b)	Sample Calculation
Schedule 2.3	No Violation
Schedule 2.5	Ownership of the Company
Schedule 2.7	Financial Statements
Schedule 2.8	Subsequent Events
Schedule 2.10(c)	Tax Returns
Schedule 2.10(k)	Tax Information
Schedule 2.10(m)	Asset Recovery Expense
Schedule 2.10(n)	Items of Income or Gain
Schedule 2.10(o)	Bonds
Schedule 2.11	Asset List
Schedule 2.12	Real Property
Schedule 2.13	Intellectual Property
Schedule 2.16	Contracts; Proposals
Schedule 2.17	Insurance
Schedule 2.18	Litigation
Schedule 2.21	Employee Benefits
Schedule 2.22	Environmental, Health and Safety Matters
Schedule 2.23	Customers and Suppliers
Schedule 2.24	Permits
Schedule 2.27	Absence of Undisclosed Liabilities
Schedule 2.28	Notes and Accounts Receivable
Schedule 2.29	Guaranties
Schedule 2.31	Bank Accounts

(continued)

Exhibits:		Page
Exhibit A	Definitions
Exhibit B	Escrow Agreement
Exhibit C	Employment Agreement
Exhibit D	Form of Opinion of Company’s Counsel
Exhibit E	Release of Claims

AGREEMENT AND PLAN OF MERGER

THIS AGREEMENT AND PLAN OF MERGER (this “Agreement”) is made as of November 24, 2003, by and among COTELLIGENT, INC., a Delaware corporation (“Parent”), RECENCY MEDIA USA, INC., a Delaware corporation and wholly-owned subsidiary of Parent (“Sub”), and ON-SITE MEDIA, INC., a Nevada corporation (the “Company”). Each of Parent, Sub and the Company are referred to herein individually as a “Party,” and are collectively referred to as the “Parties.” LOREN W. WILLMAN (“Willman”), KENNETH L. MAUL (“Maul”), JOHN SLITZ (“Slitz”), THE SLITZ FAMILY TRUST, and LAS VEGAS VENTURE FUND I, LLC (collectively, the “Stockholder Parties”) hereby join in the execution of this Agreement for purposes of Article 8 and Section 9.1. Except as otherwise provided herein, capitalized terms used herein shall have that meaning specified in Exhibit A hereto.

RECITALS:

WHEREAS, the respective boards of directors of Parent, Sub and the Company have approved the merger of the Company with and into Sub (the “Merger”), upon the terms and subject to the conditions set forth in this Agreement, whereby each issued and outstanding share of common stock, par value $0.001 per share, of the Company (the “Company Common Stock”) will be converted into the right to receive the Merger Consideration (as defined below) in accordance with the terms hereof; and

WHEREAS, the Parties are making certain representations, warranties, covenants and indemnities herein as an inducement to the other Parties to enter into this Agreement and to consummate the Merger.

AGREEMENT:

NOW, THEREFORE, in consideration of the premises and the mutual promises herein made, and in consideration of the representations, warranties, and covenants contained herein, the Parties hereby agree as follows:

ARTICLE 1

THE MERGER

Section 1.1 The Merger. Upon the terms and subject to the conditions of this Agreement, and in accordance with the Delaware General Corporation Law, as amended (the “DGCL”), and the Nevada General Corporation Law, as amended (the “NGCL”), the Company shall be merged with and into Sub at the Effective Time (as defined below). Following the Merger, the separate corporate existence of the Company shall cease and Sub shall continue as the surviving corporation (the “Surviving Corporation”) under the laws of the State of Delaware and shall succeed to and assume all the rights and obligations of the Company in accordance with the DGCL and NGCL.

Section 1.2 Closing. The closing of the Merger (the “Closing”) and all actions specified in this Agreement to occur at the Closing shall take place at the offices of the Company, at 5275 S. Arville Street, Suite 104, Las Vegas, Nevada 89118, at 10:00 a.m., local

Las Vegas time, no later than the second (2nd) business day following the day on which the last of the conditions set forth in Article 6 shall have been fulfilled or waived, or at such other time and place as the Parties shall agree. The date on which the Closing occurs is referred to in this Agreement as the “Closing Date.”

Section 1.3 Effective Time. The Merger shall become effective when (a) articles of merger (the “Articles of Merger”), executed in accordance with the relevant provisions of the NGCL, are filed with the Secretary of State of the State of Nevada, and (b) a certificate of merger (the “Certificate of Merger,” together with the Articles of Merger, the “Merger Filings”), executed in accordance with the relevant provisions of the DGCL, is filed with the Secretary of State of the State of Delaware; provided, however, that, upon written mutual consent of the Parties, the Merger Filings may provide for a later date and time of effectiveness of the Merger. When used in this Agreement, the term “Effective Time” shall mean the date and time at which the Merger Filings have been accepted for record or such later date and time established by the Merger Filings. The filing of the Merger Filings shall be made on the date of the Closing.

Section 1.4 Effects of the Merger. The Merger shall have the effects set forth in the NGCL and the DGCL. Without limiting the generality of the foregoing, and subject thereto, at the Effective Time, all the property, rights, privileges, powers and franchises of the Company and Sub shall vest in the Surviving Corporation, and all debts, liabilities and duties of the Company and Sub shall become the debts, liabilities and duties of the Surviving Corporation.

Section 1.5 Charter and Bylaws; Directors and Officers.

(a) At the Effective Time, the Certificate of Incorporation of Sub (the “Sub Charter”) shall be the Certificate of Incorporation of the Surviving Corporation until thereafter changed or amended as provided therein or by applicable Law. At the Effective Time, the Bylaws of Sub, as in effect immediately prior to the Effective Time, shall be the Bylaws of the Surviving Corporation until thereafter changed or amended as provided therein or by the Sub Charter.

(b) The directors of the Surviving Corporation shall be as set forth in Schedule 1.5(b), and such directors shall serve in accordance with the Bylaws of the Surviving Corporation until their respective successors are duly elected or appointed and qualified.

(c) The officers of the Surviving Corporation shall be as set forth in Schedule 1.5(c), and such officers shall serve in accordance with the Bylaws of the Surviving Corporation until their respective successors are duly elected or appointed and qualified.

Section 1.6 Merger Consideration. The aggregate consideration payable to holders of Company Common Stock (the “Merger Consideration”) pursuant to this Agreement shall be:

(a) up to 10,679,612 shares of Parent Common Stock;

(b) up to 5,339,806 Warrant Shares; and

(c) $650,000 in cash (the “Aggregate Cash Consideration”); provided that at Closing (A) $604,000 of the Aggregate Cash Consideration shall be payable to holders of Company Common Stock who make the Equity/Cash Election (as defined below) in accordance with this Agreement, (B) $46,000 of the Aggregate Cash Consideration (the “Settlement Allowance”) shall be delivered to the Escrow Agent to be held pursuant to an Escrow Agreement in substantially the form attached as Exhibit B hereto (the “Escrow Agreement”) during the pendency of the Aladdin Claim.

In addition, the Merger Consideration shall be adjusted both on and after the Closing Date in accordance with Section 1.12 and may be withheld or offset in accordance with Section 1.13.

Section 1.7 Conversion of Securities; Election of Consideration.

(a) Conversion of Company Common Stock. At the Effective Time, by virtue of the Merger and without any action on the part of the Company, Sub or any holder of any capital stock of the Company or Sub, subject to Sections 1.9, 1.10, and 1.11, each share of Company Common Stock issued and outstanding immediately prior to the Effective Time (other than treasury shares to be canceled in accordance with Section 1.7(e)) shall be converted into, and shall be canceled in exchange for, the right to receive at the stockholders election in accordance with the procedures described below:

(i) Equity Unit(s) in the amount determined pursuant to Section 1.7(c); or

(ii) a combination of (A) cash and (B) Equity Unit(s) in the amount determined pursuant to Section 1.7(d) (the “Equity/Cash Consideration”).

(b) Election of Consideration. Each stockholder will be given the opportunity to elect to receive with respect to such stockholder’s shares of Company Common Stock either Equity Unit(s) (an “Equity Election”), or the Equity/Cash Consideration (an “Equity/Cash Election”). Each stockholder that either (i) makes an Equity Election, (ii) does not submit a properly completed Election Form (as defined below) prior to the Election Deadline (as defined below), (iii) revokes an Election Form prior to the Election Deadline and does not resubmit a properly completed Election Form prior to the Election Deadline, or (iv) makes no election, shall be deemed to have made an Equity Election.

(c) Consideration upon Equity Election. If a stockholder makes, or is deemed to have made, an Equity Election, such stockholder shall be entitled to receive, a number of Equity Units equal to the product of:

(i) the number of shares of Company Common Stock owned by such stockholder, multiplied by

(ii) the quotient of (A) the Deemed Value Per Share, divided by (B) the Deemed Value (Equity Unit).

(d) Consideration upon Equity/Cash Election. Each stockholder making an Equity/Cash Election shall be entitled to receive:

(i) cash in an amount equal to the product of (A) the Aggregate Cash Consideration, multiplied by (B) a fraction, the numerator of which is the number of shares of Company Common Stock owned by such stockholder, and the denominator of which is the aggregate number of shares of Company Common Stock owned by all stockholders making an Equity/Cash Election (the “Cash Value Per Share”); and

(ii) a number of Equity Units equal to the product of:

(A) the number of shares of Company Common Stock owned by such stockholder, multiplied by

(B) the quotient of (1) the difference between the Deemed Value Per Share and the Cash Value Per Share, divided by (2) the Deemed Value (Equity Unit).

The Parties acknowledge that (i) the Settlement Allowance represents a portion of the Aggregate Cash Consideration, (ii) the Settlement Allowance shall be placed in escrow pursuant to the Escrow Agreement, which reduces the cash deliverable to the stockholder upon surrender of such stockholder’s stock certificate, and (iii) the resolution of the Aladdin Claim may reduce or eliminate the Settlement Allowance, which will reduce the actual cash paid to stockholders making the Equity/Cash Election.

(e) Treasury Stock. At the Effective Time, by virtue of the Merger, each share of Company Common Stock, if any, held in treasury by the Company immediately prior to the Effective Time shall be canceled and shall cease to exist from and after the Effective Time without any payment being made therefore.

(f) Capital Stock of Sub. At the Effective Time, by virtue of the Merger, each issued and outstanding share of common stock, par value $0.01 per share, of Sub (the “Sub Shares”) shall be converted into one validly issued, fully paid and non-assessable share of common stock, par value $0.01 per share, of the Surviving Corporation.

(g) Sample Calculation. For purposes of clarification, attached as Schedule 1.7(g) is a sample of the calculation that the Parties have agreed to use to determine the consideration to be received by each stockholder of the Company upon making the election specified in Section 1.7(b).

Section 1.8 Exchange of Certificates.

(a) Parent shall designate an exchange agent to act as agent (the “Exchange Agent”) for purposes of conducting the election procedure and the exchange procedure described in Section 1.7 and Section 1.9. Provided that the Company has delivered, or caused to be delivered, to the Exchange Agent all information which is necessary for the Exchange Agent to perform its obligations as specified herein, the Exchange Agent shall, no later than the fifteenth (15th) business day prior to the anticipated Effective Time, mail or make available to each stockholder of record of a Certificate or Certificates (as defined below):

(i) a notice and letter of transmittal (which shall specify that delivery shall be effected, and risk of loss and title to the certificates theretofore representing shares of Company Common Stock (the “Certificates”) shall pass, only upon proper delivery of the Certificates to the Exchange Agent) advising such stockholder of the anticipated effectiveness of the Merger and the procedure for surrendering to the Exchange Agent such Certificate or Certificates in exchange for the consideration set forth in Section 1.7 hereof deliverable in respect thereof pursuant to this Agreement; and

(ii) an election form in such form as Parent and the Company shall mutually agree (an “Election Form”).

(b) Any election to receive Equity Units or Equity/Cash Consideration shall have been properly made only if the Exchange Agent shall have actually received a properly completed Election Form by the Election Deadline. An Election Form will be properly completed only if accompanied by Certificates representing all shares of Company Common Stock covered thereby, subject to the provisions of Section 1.9(c). Any Election Form may be revoked or changed by the Person submitting such Election Form to the Exchange Agent by written notice to the Exchange Agent only if such written notice is actually received by the Exchange Agent at or prior to the Election Deadline. The Certificate or Certificates representing Company Common Stock relating to any revoked Election Form shall be promptly returned without charge to the Person submitting the Election Form to the Exchange Agent. The Exchange Agent shall have reasonable discretion to determine when any election, modification or revocation is received, whether any such election, modification or revocation has been properly made and to disregard immaterial defects in any Election Form, and any good faith decisions of the Exchange Agent regarding such matters shall be binding and conclusive. Neither Parent nor the Exchange Agent shall be under any obligation to notify any Person of any defect in an Election Form.

Section 1.9 Exchange Procedures.

(a) At or prior to the Effective Time, for the benefit of the holders of Certificates, Parent shall deliver to the Exchange Agent (i) certificates evidencing the number of shares of Parent Common Stock issuable, (ii) warrants representing the number of Warrant Shares issuable, and the Aggregate Cash Consideration (less the Settlement Allowance) payable pursuant to this Article 1 in exchange for Certificates representing outstanding shares of Company Common Stock. The Exchange Agent shall not be entitled to vote or exercise any rights of ownership with respect to the shares of Parent Common Stock held by it from time to time hereunder, except that it shall receive and hold all dividends or other distributions paid or distributed with respect to such shares for the account of the Persons entitled thereto.

(b) Each holder of an outstanding Certificate or Certificates who has surrendered such Certificate or Certificates to the Exchange Agent will, upon acceptance thereof by the Exchange Agent, be entitled to the Merger Consideration into which the aggregate number of shares of Company Common Stock previously represented by such

Certificate or Certificates surrendered shall have been converted pursuant to such stockholder’s election (to the extent such stockholder’s shares of Company Common Stock have been converted into Parent Common Stock), provided that no stockholder shall be entitled to receive interest on any cash distributed to such stockholder. The Exchange Agent shall accept such Certificates upon compliance with such reasonable terms and conditions as the Exchange Agent may impose to effect an orderly exchange thereof in accordance with normal exchange practices. Each outstanding Certificate which prior to the Effective Time represented Company Common Stock and which is not surrendered to the Exchange Agent in accordance with the procedures provided for herein shall, except as otherwise herein provided, until duly surrendered to the Exchange Agent be deemed to evidence the right to receive a portion of the Merger Consideration. After the Effective Time, there shall be no further transfer on the records of the Company of Certificates representing shares of Company Common Stock and if such Certificates are presented to the Company for transfer, they shall be cancelled against delivery of the applicable Merger Consideration as hereinabove provided. No dividends which have been declared will be remitted to any Person entitled to receive shares of Parent Common Stock under this Agreement until such Person surrenders the Certificate or Certificates representing Company Common Stock, at which time such dividends shall be remitted to such Person, without interest.

(c) Appropriate transmittal materials in a form satisfactory to Parent (including a letter of transmittal specifying that delivery shall be effected and risk of loss and title to such Certificate shall pass, only upon delivery of such Certificate to the Exchange Agent) shall be mailed as soon as practicable after the Effective Time to each holder of Company Common Stock as of the Effective Time who did not previously submit a properly completed Election Form. Parent shall not be obligated to deliver any Merger Consideration to which a holder of Company Common Stock would otherwise be entitled as a result of the Merger until such holder surrenders the Certificate or Certificates representing the shares of Company Common Stock for exchange as provided in this Section 1.9, or, in default thereof, an appropriate affidavit of loss and indemnity agreement and/or a bond as may be required by Parent or the Exchange Agent. If any certificates evidencing shares of Parent Common Stock or warrants evidencing Warrant Shares are to be issued in a name other than that in which the Certificate evidencing Company Common Stock surrendered in exchange therefore is registered, it shall be a condition of the issuance thereof that the Certificate so surrendered shall be properly endorsed or accompanied by an executed form of assignment separate from the Certificate and otherwise in proper form for transfer and that the Person requesting such exchange pay to the Exchange Agent any transfer or other Tax required by reason of the issuance of a certificate for shares of Parent Common Stock and/or a warrant representing Warrant Shares in any name other than that of the registered holder of the Certificate surrendered or otherwise establish to the satisfaction of the Exchange Agent that such Tax has been paid or is not payable.

(d) Any portion of the Merger Consideration delivered to the Exchange Agent by Parent pursuant to Section 1.9(a) that remains unclaimed by the stockholders of the Company for one (1) year after the Effective Time (as well as any proceeds from any investment thereof) shall be delivered by the Exchange Agent to Parent. Any stockholders of the Company who have not theretofore complied with Section 1.9(c) shall thereafter look only to Parent for the consideration deliverable in respect of each share of Company Common Stock such stockholder holds as determined pursuant to this Agreement without any interest thereon. If outstanding Certificates for shares of Company Common Stock are not surrendered or the payment for them is not claimed prior to the date on which such Merger Consideration would otherwise escheat to or become the property of any Governmental Authority, the unclaimed items shall, to the extent permitted by abandoned property and any other applicable Law, become the property of Parent (and to the extent not in its possession shall be delivered to it), free and clear of all claims or interest of any Person previously entitled to such property. Neither the Exchange Agent nor any party to this Agreement shall be liable to any holder of stock represented by any Certificate for any consideration paid to a public official pursuant to applicable abandoned property, escheat or similar Laws. Parent and the Exchange Agent shall be entitled to rely upon the stock transfer books of the Company to establish the identity of those Persons entitled to receive the Merger Consideration specified in this Agreement, which books shall be conclusive with respect thereto. In the event of a dispute with respect to ownership of stock represented by any Certificate, Parent and the Exchange Agent shall be entitled to deposit any consideration represented thereby in escrow with an independent third party and thereafter be relieved with respect to any claims thereto.

Section 1.10 No Fractional Shares. Notwithstanding any other provision of this Agreement, neither certificates nor scrip for fractional shares of Parent Common Stock shall be issued in the Merger. Each holder of Company Common Stock who otherwise would have been entitled to a fraction of a share of Parent Common Stock (after taking into account all Certificates delivered by such holder) shall receive in lieu thereof cash (without interest) in an amount determined by multiplying the fractional share interest to which such holder would otherwise be entitled by the last sale price of a share of Parent Common Stock quoted on the OTC Bulletin Board on the business day preceding the Effective Time, rounded to the nearest whole cent. No such holder shall be entitled to dividends, voting rights or any other rights in respect of any fractional share.

Section 1.11 Dissenting Shares. Each outstanding share of Company Common Stock the holder of which has perfected his right to dissent under the NGCL and has not effectively withdrawn or lost such right as of the Effective Time (the “Dissenting Shares”) shall not be converted into or represent a right to receive Merger Consideration hereunder. Rather, the holder thereof shall be entitled only to payment of the appraised value of such Dissenting Shares in accordance with the provisions of Section 92A.380 of the NGCL. The Company shall give Parent (i) prompt notice of any demands filed pursuant to Section 92A.380 received by the Company, withdrawals of such demands, and any other instruments served in connection with such demands pursuant to the NGCL and received by the Company, and (ii) the opportunity to participate in all negotiations and proceedings with respect to demands under the NGCL consistent with the obligations of the Company there under. The Company shall not, except with the prior written consent of Parent, (x) make any payment with respect to, or to any person making, any such demand, (y) offer to settle or settle any such demand or (z) waive any failure to timely deliver a written demand in accordance with the NGCL. If any holder of Dissenting Shares shall fail to perfect or shall have effectively withdrawn or lost the right to dissent (which shares are referred to as “Unperfected Dissenting Shares”) at any time, the Unperfected Dissenting Shares held by such holder shall be converted on a share by share basis into the right to receive the Merger Consideration in accordance with the applicable provisions of this Agreement, as Parent or the Exchange Agent shall determine, without any interest thereon. Any payments made in respect of Dissenting Shares shall be made by the Surviving Corporation.

Section 1.12 Net Working Capital Adjustment.

(a) Not more than ten (10), but not less than five (5), business days prior to the scheduled Closing, the Company will deliver to Parent an estimate of the Company’s Net Working Capital (the “Estimated Net Working Capital”). If the Estimated Net Working Capital is negative (less than $0), then such shortfall shall be deducted from the Aggregate Cash Consideration delivered at Closing on a dollar-for-dollar basis.

(b) Within sixty (60) days after the Closing Date, Parent, at its sole expense, shall cause to be prepared and delivered to the Stockholders’ Representative a final balance sheet of the Company as of the close of business on the Closing Date (the “Proposed Closing Balance Sheet”), together with its proposed final calculation of Net Working Capital based on the Proposed Closing Balance Sheet (the “Proposed Closing Net Working Capital”) and its proposed adjustment, if any, to the Aggregate Cash Consideration based on the difference between the Proposed Closing Net Working Capital and the Estimated Net Working Capital (the “Proposed Adjustment”). The Proposed Closing Net Working Capital and Proposed Adjustment shall be accompanied by any supporting documentation or other materials reasonably necessary to determine such calculation or adjustment. In the event that the Stockholders’ Representative does not object in writing to the Proposed Closing Net Working Capital and/or the Proposed Adjustment within fifteen (15) days after receipt of same, then the Proposed Closing Net Working Capital and Proposed Adjustment shall be deemed to have been accepted by the Stockholders’ Representative and all of the Company’s former stockholders and shall become final and binding. In the event that the Stockholders’ Representative timely objects in writing to the Proposed Closing Net Working Capital and/or Proposed Adjustment, then Parent and the Stockholders’ Representative shall use commercially reasonable efforts to resolve the dispute within thirty (30) days. If Parent and the Stockholders’ Representative are unable to reach an agreement within such thirty (30) day period, they shall submit the dispute to a nationally recognized accounting firm mutually agreeable to Parent and the Stockholders’ Representative, whose determination of the adjustment, if any, to the Aggregate Cash Consideration shall be made in accordance with this Section 1.12 and shall be final and binding. Parent and the Company’s former stockholders shall jointly share the fees and expenses of such accounting firm. The amount of any adjustments to the Aggregate Cash Consideration determined pursuant to this subparagraph shall be referred to as the “Final Working Capital Adjustment.” Any amounts owing as a result thereof shall be paid to Parent in cash within five (5) days of the final determination of any Final Working Capital Adjustment as provided herein, with simple interest thereon from the Closing Date through the date of payment at the rate of eight percent (8%) per annum.

Section 1.13 Offset. The Stockholder Parties agree that if they become liable to any Parent Indemnified Person under Article 8 hereof, Parent and the Surviving Corporation shall have the right, in addition to their other remedies hereunder, at Law or in equity, to withhold and offset the Merger Consideration deliverable to them hereunder.

Section 1.14 Closing Deliveries.

(a) At the Closing, Parent shall deliver or cause to be delivered:

(i) the Settlement Allowance, by wire transfer of immediately available funds to the Escrow Agent, to be held by the Escrow Agent pursuant to the Escrow Agreement;

(ii) the Escrow Agreement, executed by Parent;

(iii) an Employment Agreement, in substantially the form attached hereto as Exhibit C (the “Employment Agreement”), executed by Parent; and

(iv) such additional information or documents as the Company shall have reasonably required to evidence the consummation of the transactions contemplated by this Agreement.

(b) At the Closing, the Company shall deliver or cause to be delivered to Parent:

(i) an Opinion of Counsel to the Company in substantially the form attached hereto as Exhibit D;

(ii) a Release of Claims, in substantially the form attached hereto as Exhibit E, executed immediately prior to the Merger by each of the officers and directors of the Company;

(iii) the Escrow Agreement, executed by the Stockholders’ Representative;

(iv) the Employment Agreement, executed by Willman; and

(v) such additional information or documents as Parent or Sub shall have reasonably required to evidence the consummation of the transactions contemplated by this Agreement.

ARTICLE 2

REPRESENTATIONS AND WARRANTIES OF THE COMPANY

The Company represents and warrants to Parent and Sub as follows:

Section 2.1 Status. The Company is a corporation duly created, formed or organized, validly existing, and in good standing under the Laws of the State of Nevada. The Company is duly authorized to conduct its business and is in good standing under the Laws of each jurisdiction where such qualification is required. The Company has the requisite power and authority necessary to own or lease its properties and to carry on its businesses as currently conducted. There is no pending or, to the Knowledge of the Company, Threatened, Action (or basis therefore) for the dissolution, liquidation, insolvency, or rehabilitation of the Company.

Section 2.2 Power and Authority; Enforceability. The Company has the corporate power and authority to execute and deliver this Agreement and each other agreement executed in connection herewith to which it is a party, and to perform and consummate the transactions contemplated hereby and thereby. The Company has taken all actions necessary to authorize the execution and delivery of this Agreement and each other agreement executed in connection herewith to which it is a party, the performance of its obligations hereunder and thereunder, and the consummation of the transactions contemplated hereby and thereby. This Agreement and each other agreement executed in connection herewith has been duly authorized, executed, and delivered by, and is Enforceable against, the Company.

Section 2.3 No Violation. The execution and delivery of this Agreement and each other agreement executed in connection herewith by the Company and the performance, and consummation of the transactions contemplated hereby and thereby by the Company, will not (a) Breach any Law or Order to which the Company is subject or any provision of its Organizational Documents, (b) Breach any Contract, Order, or Permit to which the Company is a party or by which the Company is bound or to which any of the Company’s assets is subject, or (c) except as set forth on Schedule 2.3, require any Consent.

Section 2.4 Brokers’ Fees. Except for the Consulting Fee payable to Mr. Ken Maul described in Section 5.6 hereof, the Company has no Liability to pay any compensation to any broker, finder, or agent with respect to the transactions contemplated hereby for which Parent, Sub or the Surviving Corporation could become directly or indirectly Liable.

Section 2.5 Ownership of the Company. The authorized and outstanding capital stock of the Company is set forth on Schedule 2.5. The shares of stock listed on Schedule 2.5 constitute all of the issued and outstanding shares of capital stock of the Company. Except as set forth on Schedule 2.5, there are no outstanding or authorized subscriptions, options, convertible securities, rights, warrants, calls, irrevocable proxies, purchase rights, exchange rights or other agreements or commitments of any kind directly or indirectly obligating the Company to sell, issue, transfer or dispose of, now or at any time in the future, any security of or equity interest in the Company, or irrevocable proxies or any agreements restricting the transfer of or otherwise relating to any security or equity interest in the Company. All of the shares of the Company (i) have been duly authorized, validly issued and are fully paid and non-assessable, and are free of preemptive rights, (ii) were issued in compliance with all applicable state and federal securities laws and (iii) were not issued in Breach of any obligations of the Company. All dividends by the Company declared prior to the date hereof have been paid. Except as set forth on Schedule 2.5, there are no outstanding stock appreciation, phantom stock, profit participation, or similar rights with respect to the Company.

Section 2.6 Subsidiaries. The Company does not have any Subsidiaries, nor does the Company hold any equity interest in or control (directly or indirectly, through the ownership of securities, by contract, by proxy, alone or in combination with others, or otherwise) any corporation, limited liability company, partnership, business organization or other Person.

Section 2.7 Financial Statements. Set forth on Schedule 2.7 are the following financial statements of the Company (collectively, the “Financial Statements”):

(a) audited consolidated and consolidating balance sheets and statements of income, changes in shareholders’ equity, and cash flow as of and for the fiscal years ended April 30, 2000 and 2001;

(b) unaudited consolidated and consolidating balance sheets and statements of income, changes in shareholders’ equity, and cash flow as of and for the fiscal years ended April 30, 2003; and

(c) unaudited consolidated and consolidating balance sheets and statements of income, changes in shareholders’ equity, and cash flow (the “Interim Financial Statements”) as of and for the six (6) months ended October 31, 2003 (the “Balance Sheet Date”).

The Financial Statements have been prepared in accordance with GAAP applied on a consistent basis throughout the periods covered thereby, present fairly and accurately the financial condition of the Company as of such dates and the results of operations of the Company for such periods, are correct and complete, and are consistent with the books and records of the Company, subject, in the case of the Interim Financial Statements, to normal year-end adjustments (which will not be material individually or in the aggregate) and lack of footnotes and other presentation items.

Section 2.8 Subsequent Events. Except as set forth on Schedule 2.8, since the Balance Sheet Date:

(a) the Company has not made or authorized any amendment to its Organizational Documents, or changed the character or operations of its business in any material respect;

(b) the Company has not suffered any Material Adverse Change, or any event, occurrence, development, condition or contingency which, individually or in the aggregate, could reasonably be anticipated to result in a Material Adverse Change;

(c) no Encumbrance has been imposed upon any of the assets of the Company;

(d) the Company has not (i) granted any Contracts or any rights under or with respect to any Intellectual Property, (ii) disposed of or permitted to lapse any rights to the use of any Intellectual Property, or (iii) disposed of or disclosed to any Person other than its employees or agents, any trade secret not theretofore a matter of public knowledge;

(e) the Company has not experienced any damage, destruction, or loss (whether or not covered by insurance) to its properties;

(f) the Company has not experienced any adverse change in relations with any customer or supplier described in Schedules 2.23(a) and 2.23(b);

(g) the Company has not made any loan to, or entered into any other transaction with, any of its directors, officers, and employees;

(h) the Company has not granted any increase in the base compensation of any of its directors, officers, and employees outside the Ordinary Course of Business or made any other change in employment terms for any of its directors, officers, and employees outside the Ordinary Course of Business;

(i) the Company has not adopted, amended, modified or terminated any bonus, profit-sharing, incentive, severance, or other plan, contract, or commitment for the benefit of any of its directors, officers, and employees; and

(j) The Company has not committed to do any of the foregoing.

Section 2.9 Legal Compliance. The Company has complied, and is currently in compliance, with all applicable Laws, and no Action is pending or, to the Knowledge of the Company, Threatened (and there is no basis therefore), against the Company alleging any failure to so comply.

Section 2.10 Tax Matters.

(a) The Company has duly filed, on or before their due date, all Tax Returns that it was required to file. All such Tax Returns were accurate, correct and complete in all respects and accurately reflect the facts regarding the income, business, assets, operations, activities, status, or other matters of the Company or any other information required to be shown thereon. All Taxes owed by the Company (whether or not shown on any Tax Return) have been paid. The Company is not currently the beneficiary of any extension of time within which to file any Tax Return. No Action has ever been initiated or Threatened by a Governmental Authority in a jurisdiction where the Company does not file Tax Returns that it is or may be subject to taxation by that jurisdiction. There are no Encumbrances on any of the assets of the Company that arose in connection with any failure (or alleged failure) to pay any, Tax. The Company has provided Parent and Sub with accurate and complete copies of all of its Tax Returns for all periods, except those periods for which returns are not yet due.

(b) The Company has withheld and paid all Taxes required to have been withheld and paid in connection with amounts paid or owed to any employee, independent contractor, creditor, holder of its equity interests, or other third party.

(c) The Company has no Knowledge of any Threatened assessment of, or any basis for, any additional Taxes for any period for which Tax Returns have been filed. There is no Action concerning any Tax Liability of the Company either (i) claimed or raised or (ii) as to which the Company has Knowledge. Schedule 2.10(c) lists all Tax Returns filed by the Company for taxable periods ended on or after December 31, 2000, indicates those Tax Returns that have been audited, and indicates those Tax Returns that currently are the subject of audit. The Company has delivered to Parent and Sub correct and complete copies of all Tax Returns, examination reports, and statements of deficiencies assessed against or agreed to by the Company since December 31, 2000.

(d) The Company has not waived any statute of limitations in respect of Taxes, agreed to any extension of time with respect to a Tax assessment or deficiency, or entered into any closing agreement under applicable Tax law.

(e) The Company has not filed a consent under Code Section 341(f) concerning collapsible corporations.

(f) The Company has not made any payments, is not obligated to make any payments, and is not a party to any Contract that under certain circumstances could obligate it to make any payments that will not be deductible under Code Sections 162(m) or 280G.

(g) The Company has not been a United States real property holding corporation within the meaning of Code Section 897(c)(2) during the applicable period specified in Code Section 897(c)(1)(A)(ii).

(h) The Company has disclosed on its Tax Returns (i) all positions taken therein that could give rise to a substantial understatement of federal income Tax within the meaning of Code Section 6662 and (ii) all “reportable transactions” as defined in the Treasury Regulations.

(i) The Company is not a party to any Tax allocation or sharing Contract.

(j) The Company (i) has not been a member of an Affiliated Group filing a consolidated federal income Tax Return (other than a group the common parent of which was the Company) or (ii) has any Liability for the Taxes of any Person under Treas. Reg. Section 1.1502-6 or similar Law, as a transferee or successor, by Contract, or otherwise.

(k) Schedule 2.10(k) sets forth the following information with respect to the Company as of the most recent practicable date: (i) the basis of the Company in its assets; (ii) the basis of the stockholders of the Company in its equity interests (or the amount of any Excess Loss Account); (iii) the amount of any net operating loss, net capital loss, unused investment or other credit, unused foreign Tax, or excess charitable contribution allocable to the Company and (iv) all material elections with respect to Taxes affecting the Company.

(l) The unpaid Taxes of the Company (i) did not, as of the Balance Sheet Date, exceed the reserve for Tax Liability (rather than any reserve for deferred Taxes established to reflect timing differences between book and Tax income) set forth on the face of the Interim Financial Statements (rather than in any notes thereto) and (ii) do not exceed that reserve as adjusted for the passage of time through the Closing Date in accordance with the past custom and practice of the Company in filing its Tax Returns.

(m) Set forth on Schedule 2.10(m) is each asset with respect to which the Company claims any cost recovery expense for Tax purposes.

(n) Except as set forth on Schedule 2.10(n), no item of income or gain reported for financial accounting purposes in any period before Closing will be included in taxable income for any later period.

(o) None of the assets of the Company is (i) required to be or being depreciated under the alternative depreciation system of Code section 168(g)(2), (ii) subject to Code section 168(f), or (iii) property that the Surviving Corporation will be required to treat as “tax exempt use property” within the meaning of Code section 168(h)(1). Except as described on Schedule 2.10(o), the Company has not issued any “industrial development bonds” as contemplated in the Internal Revenue Code of 1954, as amended prior to the enactment of the Code, or “private activity bonds” within the meaning of Code section 141 or other tax exempt financings to acquire or lease assets of the Company.

(p) The Company has not made an election under Code section 197.

(q) The Company has not entered into a gain recognition agreement as contemplated in the Treasury regulations promulgated under Code section 367.

(r) The Company has not participated in an international boycott, as contemplated in the Code.

(s) The Company does not, nor has it previously had a permanent establishment in a foreign country.

Section 2.11 Title to Assets. The Company has good, marketable, and indefeasible title to, or a valid leasehold interest in, the properties and assets it uses, located on its premises, shown on the Interim Financial Statements or acquired after the date thereof, free and clear of all Encumbrances. Schedule 2.11 sets forth a complete list of the assets used by the Company in the Business (the “Asset List”). The Asset List is complete and correct and presents fairly and accurately the assets used by the Company in the Business.

Section 2.12 Real Property. Except as set forth on Schedule 2.12:

(a) the Company does not own any real property;

(b) the Real Property Lease is Enforceable, and will continue to be Enforceable on identical terms following the consummation of the transactions contemplated hereby;

(c) neither the Company nor, to the Knowledge of the Company, the owner of the Leased Premises, is in Breach of the Real Property Lease;

(d) no event has occurred which, with notice or lapse of time, would constitute a Breach under the Real Property Lease by the Company or, to the Knowledge of the Company, by the owner of the Leased Premises;

(e) no party to the Real Property Lease has repudiated any provision thereof;

(f) there are no Actions, Orders, or forbearances in effect as to the Real Property Lease;

(g) the Leased Premises are covered by all Permits required in connection with the occupancy and operation thereof and have been occupied, operated and maintained in accordance with applicable Laws;

(h) the Leased Premises are supplied with utilities and other services necessary for the occupancy and operation thereof; and

(i) the owner of the Leased Premises has good, marketable, and indefeasible title to the underlying parcel of real property, free and clear of any Encumbrance, except for installments of special easements not yet delinquent and recorded easements, covenants, and other restrictions which do not impair the current use, occupancy, or value, or the marketability of title, of the property subject thereto.

Section 2.13 Intellectual Property.

(a) The Company owns or has the right to use all Intellectual Property necessary (i) to provide the services provided by the Company to its customers, and to use, manufacture, market and distribute the products manufactured, marketed, sold or licensed by the Company (collectively, the “Customer Deliverables”) and (ii) to operate the Company’s internal systems that are material to the Business or operations of the Company, including, without limitation, computer hardware systems, software applications, firmware, and embedded systems (the “Internal Systems”; the Intellectual Property owned by or licensed to the Company and incorporated in or underlying the Customer Deliverables and/or the Internal Systems is referred to herein as the “Company Intellectual Property”). Each item of Company Intellectual Property will be owned or available for use by the Surviving Corporation on substantially identical terms and conditions immediately following the Closing. The Company has taken all reasonable measures to protect the proprietary nature of each item of Company Intellectual Property and to maintain in confidence all trade secrets and confidential information that it owns or uses. No other Person (i) has any rights to any of the Company Intellectual Property owned by the Company (except pursuant to agreements or licenses specified in Schedule 2.13(d)), or (ii) is infringing, violating or misappropriating any of the Company Intellectual Property.

(b) Schedule 2.13(b) lists each patent, patent application, copyright registration or application therefore, mark work registration or application therefore, and trademark, service mark and domain name registration or application therefore of the Company.

(c) None of the Customer Deliverables, or the marketing, distribution, provision or use thereof, infringes or violates, or constitutes a misappropriation of, any Intellectual Property rights of any Person. None of the Internal Systems, or the use thereof, infringes or violates, or constitutes a misappropriation of, any Intellectual Property rights of any Person. Schedule 2.13(c) lists any complaint, claim or notice, or written threat thereof, received by the Company alleging any infringement, violation or misappropriation, or otherwise challenging the right of the Company to own, use or license any Intellectual Property, and the Company has made available to Parent and Sub complete and accurate copies of all written documentation in the possession of the Company relating to any such complaint, claim, notice or threat.

(d) Schedule 2.13(d) identifies each license or other agreement (or type of license or other agreement) pursuant to which the Company has licensed, authorized, permitted, distributed or otherwise granted any rights to any Person with respect to any Customer Deliverables or Company Intellectual Property.

(e) Schedule 2.13(e) identifies each item of Company Intellectual Property that is owned by a Person other than the Company, and the license or agreement pursuant to which the Company uses it (excluding off-the-shelf software programs licensed by the Company pursuant to “shrink wrap” licenses).

(f) The Company has not disclosed to any Person the source code for any of the software owned by the Company and incorporated in any Customer Deliverables or Internal Systems (“Software”) or other confidential information constituting, embodied in or pertaining to the Software, except pursuant to the agreements listed on Schedule 2.13(f), and the Company has taken reasonable measures to prevent disclosure of such source code.

(g) All of the copyrightable materials incorporated in or bundled with the Customer Deliverables have been created by employees of the Company within the scope of their employment or by independent contractors of the Company, in each case, who have executed written agreements expressly assigning all right, title and interest in such copyrightable materials to the Company. No portion of such copyrightable materials was jointly developed with any third party. All such materials will be owned by the Surviving Corporation immediately following the Closing.

(h) Schedule 2.13(h) sets forth a list of all Internet domain names used by the Company in its business (collectively, the “Domain Names”). The Company has, and after the consummation of the transactions contemplated hereby, the Surviving Corporation will have, a valid registration and all material rights (free of any material restriction) in and to the Domain Names, including, without limitation, all rights necessary to continue to conduct the Business as it is currently conducted.

Section 2.14 Adequacy of Assets. The assets owned by the Company include all assets and rights that will be necessary, after the Closing, for the Surviving Corporation to continue to conduct the Business after the Closing as it is currently conducted by the Company at Closing. Each such asset is free from defects (patent and latent), has been maintained in accordance with normal industry practice, is in good operating condition and repair (subject to normal wear and tear), and is suitable for the purposes for which it currently is used.

Section 2.15 Inventory. The Inventory, whether reflected on the Financial Statements or not, consists of supplies which are fit for the purposes for which they were procured. The quantities of Inventory are reasonable in the current (and the currently foreseeable) circumstances of the Company.

Section 2.16 Contracts; Proposals. Schedule 2.16 lists each Contract to which the Company is a party, and all current customer proposals. The Contracts listed on Schedule 2.16 constitute all of the Contracts necessary for the operation of the Business in the manner currently operated by the Company. The Company has delivered to Parent and Sub a correct and complete copy of each written Contract listed on Schedule 2.16 and a written summary setting forth the terms and conditions of each oral Contract listed on Schedule 2.16. The Contracts listed on Schedule 2.16 (i) were duly and validly executed and delivered by the Company and the other parties thereto and (ii) are valid, in full force and effect and Enforceable against each party thereto. The Company has fulfilled all material obligations required of the Company under each Contract listed on Schedule 2.16 to have been performed by it prior to the date hereof. Except as set forth on Schedule 2.16, there are no counterclaims or offsets under any Contract listed on Schedule 2.16. The consummation of the transactions contemplated hereby will vest in the Surviving Corporation all rights and benefits under the Contracts listed on Schedule 2.16 and the right to operate the Business and the related assets under the terms of such Contracts.

Section 2.17 Insurance. Schedule 2.17 sets forth a list of all insurance policies owned by the Company or by which the Company or any of its assets are covered against present losses, all of which are now in full force and effect. No insurance policy covering any of the Company’s operations, properties or assets has been canceled and no insurer has denied renewal of any such policy, nor has coverage of any insurance been limited by any insurance carrier that has carried, or received any application for, any such insurance during the last year. No insurance carrier has denied any material claims made against any of the policies listed on Schedule 2.17.

Section 2.18 Litigation. There is no Action pending or, to the Knowledge of the Company, Threatened, against the Company, and the Company has no basis to believe that any such Action may be brought or Threatened. Except as disclosed on Schedule 2.18, to the Knowledge of the Company, neither the assets of the Company, nor the Business are subject to any judgment, decree, injunction, rule or order of any Governmental Authority, or any mediator or arbitrator.

Section 2.19 Labor; Employees. To the Knowledge of the Company, no executive, key employee, or group of employees has any plans to terminate employment with the Company. The Company is not a party to or bound by any collective bargaining Contract, and has not experienced any strikes, grievances, claims of unfair labor practices, or other collective bargaining disputes. The Company has not committed any unfair labor practice. The Company has no Knowledge of any organizational effort currently being made or Threatened by or on behalf of any labor union with respect to any of the Company’s employees.

Section 2.20 Employment. The Company has complied, and is in compliance, with all Laws pertaining to employment, including, but not limited to, Laws governing or regarding the payment of wages or other compensation, employee benefits, employment discrimination and harassment, occupational safety and health, and any and all other Laws governing or pertaining to the terms and conditions of employment. No Action is pending, nor to the Knowledge of the Company, Threatened (and there is no basis therefore), against the Company alleging any failure to so comply.

Section 2.21 Employee Benefits.

(a) Each Plan and each Benefit Program (as such terms are defined below) is listed on Schedule 2.21 hereto. No Plan or Benefit Program is or has been (i) covered by Title IV of the ERISA, (ii) subject to the minimum funding requirements of Section 412 of the Code or (iii) a “multi-employer plan” as defined in Section 3(37) of ERISA, nor has the Company contributed to, or ever had any obligation to contribute to, any multi-employer plan. Each Plan and Benefit Program intended to be qualified under Section 401(a) of the Code is designated as a tax-qualified plan on Schedule 2.21 and is so qualified. No Plan or Benefit Program provides for any retiree health benefits for any employees or dependents of the Company other than as required by Part 6 of Subtitle B of Title I of ERISA and Code Section 4980B (“COBRA”). There are no claims pending with respect to, or under, any Plan or any Benefit Program, other than routine claims for benefits, and there are no disputes or litigation pending or, to the Knowledge of the Company, Threatened, with respect to any such Plans or Benefit Programs.

(b) The Company has heretofore delivered to Parent and Sub true and correct copies of the following, if any:

(i) each Plan and each Benefit Program listed on Schedule 2.21, all amendments thereto as of the date hereof and all current summary plan descriptions provided to employees regarding the Plans and Benefit Programs;

(ii) each trust agreement and annuity contract (or any other funding instruments) pertaining to any of the Plans or Benefit Programs, including all amendments to such documents to the date hereof;

(iii) each management or employment contract or contract for personal services and a complete description of any understanding or commitment between the Company and any officer, consultant, director, employee or independent contractor of the Company; and

(iv) a complete description of each other plan, policy, contract, program, commitment or arrangement providing for bonuses, deferred compensation, retirement payments, profit sharing, incentive pay, commissions, hospitalization or medical expenses or insurance or any other benefits for any officer, consultant, director, annuitant, employee or independent contractor of the Company as such or members of their families (other than directors’ and officers’ liability policies), whether or not insured (a “Benefit Program”). For purposes of this Agreement, “Plan” means an “employee benefit plan” (as defined in Section 3(3) of ERISA) which is or has been established or maintained, or to which contributions are or have been made, by the Company or by any trade or business, whether or not incorporated, which, together with the Company, is under common control, as described in Section 414(b) or (c) of the Code.

(c) Each Plan and Benefit Program has been maintained and administered in compliance with its terms and in accordance with all applicable Laws. The Company has no commitment or obligation to establish or adopt any new or additional Plans or Benefit Programs or to increase the benefits under any existing Plan or Benefit Program.

(d) Except as set forth in Schedule 2.21, neither the execution and delivery of this Agreement, nor the consummation of the transactions contemplated hereby will (i) result in any payment to be made by the Surviving Corporation, including, without limitation, severance, unemployment compensation, golden parachute (defined in Section 280G of the Code) or otherwise, becoming due to any employee of the Company, or (ii) increase any benefits otherwise payable under any Plan or any Benefit Program.

(e) As of the date hereof, the Company does not sponsor any simplified employee pension plans as described in Section 408(k) of the Code and there are no claims against the Company for benefits relating to any such plans.

Section 2.22 Environmental, Health, and Safety Matters.

(a) The Company has complied and is in compliance with all Environmental, Health, and Safety Requirements.

(b) The Company has obtained, has complied with, and is in compliance with all Permits that are required pursuant to Environmental, Health, and Safety Requirements. A list of all such Permits is set forth in Schedule 2.22(b). Except as set forth in Schedule 2.22(b), such Permits are in full force and effect, free from Breach, and will not be adversely affected by the transactions contemplated hereby.

(c) The Company has not received any written or oral notice, report or other information regarding any actual or alleged violation of Environmental, Health, and Safety Requirements or any Liabilities, including any investigatory, remedial or corrective Liabilities, relating to the Company or any of its facilities arising under Environmental, Health, and Safety Requirements.

(d) Except as listed on Schedule 2.22(d), none of the following exists at any property or facility owned or operated by the Company: (i) under or above-ground storage tanks, (ii) asbestos containing material in any form or condition, (iii) materials or equipment containing polychlorinated biphenyls, or (iv) landfills, surface impoundments, or disposal areas.

(e) The Company has not treated, stored, disposed of, arranged for or permitted the disposal of, transported, handled, or Released any substance, including any hazardous substance, or owned or operated any property or facility (and no such property or facility is contaminated by any such substance) in a manner that has given or would give rise to any Damages, including any Damages for response costs, corrective action costs, personal injury, property damage or natural resources damages, pursuant to the Comprehensive Environmental Response, Compensation and Liability Act of 1980, as amended, the Solid Waste Disposal Act, as amended, or any other Environmental, Health, and Safety Requirements.

(f) The transactions contemplated hereby will not result in any Liabilities for site investigation or cleanup, or require the Consent of any Person, pursuant to any of the so-called “transaction-triggered” or “responsible property transfer” Environmental, Health, and Safety Requirements.

(g) The Company has not, either expressly or by operation of Law, assumed or undertaken any Liability, including any obligation for corrective or remedial action, of any other Person relating to Environmental, Health, and Safety Requirements.

(h) No facts, events or conditions relating to the past or present facilities, properties or operations of the Company, nor any of its predecessors or Affiliates, will prevent, hinder or limit the Surviving Corporation’s continued compliance with Environmental, Health, and Safety Requirements, give rise to any Damages pursuant to Environmental, Health, and Safety Requirements, or give rise to any other Liabilities pursuant to Environmental, Health, and Safety Requirements.

Section 2.23 Customers and Suppliers.

(a) Schedule 2.23(a) sets forth a true and complete list of the Company’s twenty (20) largest customers based on estimated annual sales by the Company to each such customer. Except as set forth on Schedule 2.23(a), since the Balance Sheet Date no customer listed on Schedule 2.23(a) has stopped or materially decreased, or has given notice or any indication to the Company that it will stop or materially decrease, the rate of business done with the Company. Schedule 2.23(a) also sets forth a true and complete list of all material customer prospects as of the date hereof.

(b) Schedule 2.23(b) sets forth a true and complete list of the Company’s ten (10) largest suppliers based on estimated annual purchases by the Company, and the termination dates of any Contracts with such suppliers. Except as set forth on Schedule 2.23(b), since the Balance Sheet Date no supplier listed on Schedule 2.23(b) has stopped or materially decreased, or has given notice or any indication to the Company that it will stop or materially decrease, the rate of business done with the Company.

Section 2.24 Permits. The Company possesses all Permits required to be obtained for its businesses and operations. Schedule 2.24 sets forth a list of all such Permits. Except as set forth in Schedule 2.24, such Permits are in full force and effect, free from Breach, and the transactions contemplated hereby will not adversely affect them.

Section 2.25 Non-Competition Agreements. The Company is not party to any agreement which purports to restrict or prohibit it from, directly or indirectly, engaging in any business currently engaged in by the Company or would prohibit the Surviving Corporation from engaging in any business proposed to be engaged in by the Surviving Corporation. No stockholder, officer, director, or key employee of the Company is a party to any agreement which, by virtue of such person’s relationship with the Company, restricts the Company, directly or indirectly, from engaging in any business currently engaged in by the Company or would prohibit the Surviving Corporation from engaging in any business proposed to be engaged in by the Surviving Corporation.

Section 2.26 Related Party Transactions. The Company has not entered into or participated in any related party transaction with any of its officers, directors or stockholders, or any of their respective Affiliates.

Section 2.27 Absence of Undisclosed Liabilities. Except as disclosed in Schedule 2.27, the Company has not incurred any Liabilities of any nature, except Liabilities (a) which are accrued or reserved against in the Financial Statements or reflected in the notes thereto or (b) which were incurred after the Balance Sheet Date in the Ordinary Course of Business.

Section 2.28 Notes and Accounts Receivable. Except as set forth in Schedule 2.28, all notes and accounts receivable of the Company reflected on its books and records represent valid obligations, arose in the Ordinary Course of Business, are reflected properly on the Company’s books and records, and are subject only to returns in the Ordinary Course of Business. All of such notes and accounts receivable are good and collectible, are current, and will be collected in accordance with past practice and the terms of such notes and accounts receivable (and in any event, within six (6) months of the Closing), without setoff or counterclaims.

Section 2.29 Guaranties. Except as set forth on Schedule 2.29, the Company is not contractually liable, nor has it otherwise agreed in writing to be liable, for (a) any indebtedness for borrowed money of a third party or (b) any other contractual obligation of a third party.

Section 2.30 Records. The copies of the Company’s Organizational Documents that were provided to Parent and Sub are accurate and complete and reflect all amendments made through the date of this Agreement. The Company’s minute books and other records made available to Parent and/or Sub for review were correct and complete as of the date of such review, no further entries have been made through the date of this Agreement, such minute books and records contain the true signatures of the persons purporting to have signed them, and such minute books and records contain an accurate record of all actions of the stockholders and directors of the Company taken by written consent, at a meeting, or otherwise since formation.

Section 2.31 Bank Accounts; Powers of Attorney. Schedule 2.31 lists the account numbers and names of each bank, broker or other depository institution at which the Company maintains a depository account, and the names of all persons authorized to sign on and/or withdraw funds from each such account. There are no outstanding powers of attorney executed on behalf of the Company.

Section 2.32 Accuracy of Information Furnished. No representation, statement or information contained in this Agreement (including, without limitation, the various Schedules attached hereto), or any agreement executed in connection herewith, or in any certificate delivered pursuant hereto or thereto or made or furnished to Parent, Sub or their respective representatives by the Company or any director, officer, employee, agent or other representative of the Company, contains any untrue statement of a material fact or omits any material fact necessary to make the information contained therein not misleading. The Company has provided Parent and Sub with true, accurate and complete copies of all documents listed or described in the various Schedules attached hereto.

ARTICLE 3

REPRESENTATIONS AND WARRANTIES OF PARENT AND SUB

Parent and Sub represent and warrant to the Company as follows:

Section 3.1 Entity Status. Each of Parent and Sub is a corporation duly created, formed or organized, validly existing and in good standing under the Laws of the jurisdiction of its incorporation. There is no pending or, to the Knowledge of Parent or Sub, Threatened, Action (or basis therefore) for the dissolution, liquidation, insolvency, or rehabilitation of Parent or Sub.

Section 3.2 Power and Authority; Enforceability. Each of Parent and Sub has the corporate power and authority to execute and deliver this Agreement and each other agreement executed in connection herewith to which it is party, and to perform and consummate the transactions contemplated hereby and thereby. Each of Parent and Sub has taken all action necessary to authorize the execution and delivery of this Agreement and each other agreement executed in connection herewith to which it is party. This Agreement and each other agreement executed in connection herewith to which Parent or Sub is party has been duly authorized, executed and delivered by, and is Enforceable against, such Party.

Section 3.3 No Violation. The execution and delivery of this Agreement and each other agreement executed in connection herewith to which Parent or Sub is party and the performance and consummation of the transactions contemplated hereby and thereby by Parent and Sub will not (a) Breach any Law or Order to which Parent or Sub is subject or any provision of their Organizational Documents, (b) Breach any Contract, Order, or Permit to which Parent or Sub is a party or by which it is bound or to which any of its assets is subject, or (c) require any Consent.

Section 3.4 Brokers’ Fees. Neither Parent nor Sub has any Liability to pay any compensation to any broker, finder, or agent with respect to the transactions contemplated hereby for which the Company could become Liable.

ARTICLE 4

COVENANTS REGARDING CONDUCT OF BUSINESS

Section 4.1 Affirmative Covenants of the Company. For so long as this Agreement is in effect, the Company, from the date of this Agreement to the Closing, except as specifically contemplated by this Agreement or as otherwise agreed to in writing by Parent and Sub, shall:

(a) comply with all material contractual obligations applicable to it;

(b) comply in all material respects with all Laws applicable to it and the conduct of its business, including, without limitation, the timely payment of all Taxes;

(c) maintain all of its assets in good repair, order and condition, reasonable wear and tear excepted, and maintain its insurance coverages in effect before the date hereof or obtain comparable insurance coverages from reputable insurers which, in respect to amounts, types and risks insured, are consistent with its coverages in effect before the date hereof;

(d) promptly notify Parent and Sub in writing upon obtaining Knowledge of any default, event of default or condition which with the passage of time or giving of notice would constitute an additional default or event of default under any Contract to which the Company is a party, which default, event of default or condition could reasonably be expected to have a Material Adverse Effect on the Company;

(e) promptly notify Parent and Sub in writing upon obtaining Knowledge of any material pending or threatened Action against the Company;

(f) maintain and preserve intact its corporate existence, business organization, assets, licenses, permits, authorizations and business opportunities;

(g) use commercially reasonable efforts to maintain and retain its employees and customer, supplier and vendor relationships;

(h) maintain good accounting practices;

(i) promptly notify Parent and Sub in writing upon the Company’s obtaining Knowledge (A) of any condition or event which constitutes a material breach of any of the representations, warranties, covenants or agreements set forth in this Agreement, specifying the nature and period of existence of any such condition or event and what action the Company has taken, is taking or proposes to take with respect thereto or (B) of any condition or event which could reasonably be expected to have a Material Adverse Effect on the Company;

(j) in good faith and in a timely manner (A) cooperate with Parent and Sub in satisfying the conditions in this Agreement, (B) assist Parent and Sub in obtaining as promptly as possible all Consents as are reasonably necessary for Parent, Sub and the Company (or any of them) to carry out and consummate the transactions contemplated by this Agreement, and (C) perform all of its obligations hereunder including, but not limited to, giving any required notices to third parties and Governmental Authorities, and using its commercially reasonable efforts to obtain from any third party or any Governmental Authority any Consents that are reasonably necessary in connection with consummation of the Merger;

(k) take such actions, at its sole cost and expense, as necessary and appropriate to operate the Business under an assumed name reasonably acceptable to Parent, but which will include the name “Regency”; provided, however, that if this Agreement is terminated pursuant to Section 7.1, the Company shall promptly take such actions, at its sole cost and expense, as necessary and appropriate to abandon such assumed name, including, without limitation, making any filings with Governmental Authorities and destroying any stationary, invoices, advertising, letterhead, and similar items bearing such name, and shall thereafter cease and desist all use of such assumed name; and

(l) hold a stockholder’s meeting in accordance with Section 4.1 for the purpose of approving the Merger and related items in compliance with the NGCL and the applicable provisions of the Company’s Organizational Documents.

Section 4.2 Negative Covenants of the Company. For so long as this Agreement is in effect, the Company shall not, from the date of this Agreement to the Closing, except as specifically contemplated by this Agreement, as disclosed in the Schedules to this Agreement or as otherwise agreed to in writing by Parent and Sub:

(a) make any amendments to its Organizational Documents;

(b) make any capital expenditures not in the ordinary course of business;

(c) enter into any Contract or transaction outside the Ordinary Course of Business or with any Affiliate of the Company, except for contracts or agreements contemplated by and entered into pursuant to this Agreement;

(d) contract to create any Encumbrance of any kind on its assets (other than liens existing as of the date hereof, or liens created in the Ordinary Course of Business);

(e) grant any increase in the base compensation of any of its directors, officers, or employees or make any other change in employment terms for any of its directors, officers, or employees;

(f) adopt, amend, modify or terminate any bonus, profit-sharing, incentive, severance, or other plan, contract, or commitment for the benefit of any of its directors, officers, or employees;

(g) incur any indebtedness for borrowed money;

(h) issue any equity security or warrant, or grant any option, call or conversion right or commitment;

(i) declare, set aside, or pay any dividend or make any distribution with respect to its capital stock (whether in cash or in kind) or redeem, purchase or otherwise acquire any shares of its capital stock; or

(j) settle or compromise any claim for dissenters’ rights in respect of the Merger prior to the Effective Time without the prior written consent of Parent and Sub.

ARTICLE 5

ADDITIONAL AGREEMENTS

Section 5.1 Access to Information. The Company shall afford to Parent, Sub and their respective accountants, counsel, financial advisors and other representatives (collectively,

the “Parent Representatives”) full access during normal business hours throughout the period prior to the Effective Time to all of its properties, books, contracts, commitments, records (including, but not limited to, federal, state and local Tax Returns and any and all records or documents which are within the possession of Governmental Authorities and the disclosure of which the Company can facilitate or control), personnel and representatives, with respect to the Business, assets and Liabilities of the Company, and, during such period, shall furnish promptly to Parent any information concerning the Company’s Business, properties and personnel as Parent shall reasonably request. No investigation pursuant to this Section 5.1 or otherwise shall affect any representation or warranty in this Agreement of any Party or any condition to the obligations of the Parties. Parent shall hold, and shall use commercially reasonable efforts to cause Sub and the Parent Representatives to hold, in strict confidence all non-public documents and information furnished to Parent in connection with the transactions contemplated by this Agreement, except that (a) Parent or Sub may disclose such information as may be necessary in connection with seeking any necessary Consents in connection with the Merger, and (b) Parent or Sub may disclose any information that either of them is required by Law or any Order to disclose.

Section 5.2 No Solicitation.

(a) From the date of this Agreement until the Effective Time or the termination of this Agreement pursuant to its terms, the Company agrees that it will not and will not permit any of its officers, directors, employees, representatives, agents, or Affiliates, including, without limitation, any investment banker, attorney or accountant retained by the Company (collectively, the “Company Representatives”) to, directly or indirectly, (i) initiate, solicit, encourage or otherwise facilitate (including by way of furnishing information), any inquiries or the making of any proposal or offer that constitutes, or may reasonably be expected to lead to an Acquisition Proposal (as defined below), (ii) enter into or maintain or continue discussions or negotiate with any Person in furtherance of such inquiries or to obtain an Acquisition Proposal or (iii) agree to, approve, recommend, or endorse any Acquisition Proposal, or authorize or permit any of the Company Representatives to take any such action, and the Company shall promptly notify Parent in writing of any such proposals received by the Company or any Company Representative, relating to any of such matters.

(b) For purposes of this Agreement, “Acquisition Proposal” means an inquiry, offer or proposal regarding any of the following (other than the transactions contemplated by this Agreement) involving the Company: (i) any merger, reorganization, consolidation, share exchange, recapitalization, business combination, liquidation, dissolution, or other similar transaction involving, or any sale, lease, exchange, mortgage, pledge, transfer or other disposition of, all or any significant portion of the assets or ten percent (10%) or more of the equity securities of, the Company, in a single transaction or series of related transactions, (ii) any tender offer or exchange offer for twenty percent (20%) or more of the outstanding shares of capital stock of the Company or the filing of a registration statement under the Securities Act in connection therewith or (iii) any public announcement of a proposal, plan or intention to do any of the foregoing or any agreement to engage in any of the foregoing.

Section 5.3 Agreement to Cooperate. Subject to the terms and conditions herein, each of the Parties shall use commercially reasonable efforts to take, or cause to be taken, all action and to do, or cause to be done, all things necessary, proper or advisable under applicable Laws to consummate and make effective the transactions contemplated by this Agreement, including, without limitation, (a) obtaining all necessary Consents from Governmental Authorities, (b) obtaining all necessary or appropriate Consents of third parties required in order to preserve material contractual relationships of the Company, (c) the defending of any Actions challenging this Agreement or the consummation of the transactions contemplated hereby, including seeking to have any stay or temporary restraining order entered by any court or other Governmental Authority vacated or reversed and (d) the execution and delivery of any additional instruments necessary to consummate the transactions contemplated by this Agreement.

Section 5.4 Public Statements. The Parties shall consult with each other prior to issuing any press release or any written public statement with respect to this Agreement or the transactions contemplated hereby and shall not issue any such press release or written public statement prior to such consultation.

Section 5.5 Registration/Proxy Statement on Form S-4; Other Filings with SEC; Special Meeting of Company Stockholders.

(a) As promptly as practicable following the execution of this Agreement, the Parties shall cooperate to prepare and file with the SEC materials which shall constitute the proxy statements and the registration statement on Form S-4 with respect to the approval of the Merger by the stockholders of the Company (such proxy statements and registration statement being hereinafter together referred to as the “Form S-4”). The Parties shall cause the Form S-4 to comply as to form in all material respects with the applicable provisions of the Securities Act and the rules and regulations thereunder. Parent agrees that none of the information supplied or to be supplied by Parent for inclusion or incorporation by reference in the Form S-4 and each amendment or supplement thereto, at the time of mailing thereof and the Company Stockholders Meeting (as defined below), will contain an untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading. The Company agrees that none of the information supplied or to be supplied by the Company for inclusion in the Form S-4 and each amendment or supplement thereto, at the time of mailing thereof and at the times of the Company Stockholders Meeting, will contain an untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading. For purposes of the foregoing, it is understood and agreed that information concerning or related to Parent and Sub will be deemed to have been supplied by Parent, and information concerning or related to the Company and the Company Stockholders Meeting shall be deemed to have been supplied by the Company. Parent shall, as promptly as practicable after receipt thereof, provide copies to the Company of any written comments received from the SEC with respect to the Form S-4 and advise the Company of any oral comments with respect to the Form S-4 received from the SEC. Parent will provide the Company with a reasonable opportunity to review and comment on any amendment or supplement to the Form S-4 prior to filing such with the SEC, and will provide the Company with a copy of all such filings made with the SEC. No amendment or supplement for inclusion in the Form S-4 shall be made without the approval of the Company, which approvals shall not be unreasonably withheld or delayed.

(b) The Company shall use its best efforts to provide (i) audited financial statements for fiscal years ended April 30, 2002 and 2003 as soon as possible after the date hereof, but in any event within thirty (30) days of the date of this Agreement, for inclusion in the Form S-4, and (ii) any financial or other information that may be required for inclusion in the Form S-4, any Current Report on Form 8-K required to be filed by Parent in connection with this transaction, or otherwise reasonably requested by Parent for purposes of compliance with federal or state securities laws. Any audit fees or other expenses incurred in connection with the requirements set forth in this Section 5.5(b) shall be bourn exclusively by the Company.

(c) The Company shall, as promptly as practicable following the date on which the Form S-4 is declared effective by the SEC, duly call, give notice of, convene and hold a special meeting of its stockholders (the “Company Stockholders Meeting”) for the purpose of approving the Merger and this Agreement, shall take all lawful action to solicit the approval of the Merger and this Agreement by the required vote, and the Board of Directors of the Company shall, subject to their fiduciary duties, recommend approval of the Merger and this Agreement by the stockholders of the Company.

Section 5.6 Consulting Fee. No later than the fifth (5th) business day following the Closing Date, the Surviving Corporation shall pay to Maul a consulting fee of $100,000 (the “Consulting Fee”) in cash by wire transfer of immediately available funds to the account designated by Maul.

Section 5.7 Compliance with the Securities Act. The Company shall cause each principal executive officer, each director and each other person who is an “affiliate,” as that term is used in paragraphs (c) and (d) of Rule 145 under the Securities Act, of the Company, to deliver to Parent on or prior to the Effective Time a written agreement (an “Affiliate Agreement”) to the effect that such person will not offer to sell, sell or otherwise dispose of any shares of Parent Common Stock issued in the Merger, except, in each case, pursuant to an effective registration statement or in compliance with Rule 145, as amended from time to time, or in a transaction which, in the opinion of legal counsel satisfactory to Parent, is exempt from the registration requirements of the Securities Act and, in any case, until after the results covering thirty (30) days of post-Merger combined operations of Parent and the Company have been filed with the SEC, sent to stockholders of Parent or otherwise publicly issued. To the extent required under the Company’s convertible debentures, options and warrants, Parent shall, promptly following the Effective Time, use commercially reasonable efforts to cause one or more registration statements under the Securities Act to be declared effective to cover the exercise of such convertible debentures, options and warrants for shares of Parent Common Stock.

Section 5.8 Settlement of Aladdin Claim. Following the Closing, the Surviving Corporation shall use commercially reasonable efforts to settle, compromise and discharge the Aladdin Claim, using all or part of the Settlement Allowance. If the Settlement Allowance is not

sufficient to settle, compromise or discharge the Aladdin Claim, any excess costs or other amounts paid to settle, compromise or discharge such claim (including reasonable attorney’s fees) shall be subject to the indemnification provisions set forth in Section 8.2 hereof.

ARTICLE 6

CONDITIONS TO CLOSING

Section 6.1 Conditions to Each Party’s Obligation To Effect the Merger. The respective obligations of each Party to effect the Merger are subject to the satisfaction or, if permitted by applicable Law, waiver of the following conditions prior to the Closing:

(a) the receipt of Consents required by applicable Law for the consummation of the transactions contemplated by this Agreement and the expiration or termination of any applicable waiting period with respect thereto; and

(b) the consummation of the Merger will not violate any injunction, Order or decree of any Governmental Authority having competent jurisdiction.

Section 6.2 Conditions to the Obligations of Parent and Sub to Effect the Merger. The obligations of Parent and Sub to effect the Merger are subject to the satisfaction or waiver of the following conditions prior to the Closing:

(a) all representations and warranties of the Company contained herein shall be true and correct as of the date hereof and at and as of the Closing Date, with the same force and effect as though made on and as of the Closing Date;

(b) the Company shall have performed all obligations and agreements and complied with all covenants and conditions contained in this Agreement to be performed or complied with by it prior to the Closing Date in all material respects;

(c) there shall not have occurred any Material Adverse Effect with respect to the Company;

(d) all corporate and other actions necessary to authorize the execution, delivery and performance of this Agreement by the Company and the consummation by the Company of the transactions contemplated hereby shall have been duly and validly taken;

(e) the holders of not more than three percent (3%) of the outstanding shares of Company Common Stock shall have given notice of their intent to exercise dissenters’ rights under the NGCL;

(f) Parent shall have received certificates dated as of the Closing Date executed by the President of the Company, certifying in such reasonable detail as Parent may request, as to the matters described in Sections 6.2(a) through (e); and

(g) all Consents of third parties and Governmental Authorities set forth on Schedule 2.3 shall have been obtained.

Section 6.3 Conditions to the Obligations of the Company to Effect the Merger. The obligations of the Company to effect the Merger are subject to the satisfaction or waiver of the following conditions on or prior to the Closing:

(a) all representations and warranties of each of Parent and Sub contained herein shall be true and correct in all material respects as of the date hereof and at and as of the Closing Date, with the same force and effect as though made on and as of the Closing Date;

(b) each of Parent and Sub shall have performed all obligations and agreements and complied with all covenants contained in this Agreement to be performed or complied with by it prior to the Closing Date in all material respects;

(c) there shall not have occurred any Material Adverse Effect with respect to Parent or Sub; and

(d) the Company shall have received certificates dated as of the Closing Date executed by the Presidents of each of Parent and Sub, certifying in such reasonable detail as the Company may request, as to the matters described in Sections 6.3(a) through (c).

ARTICLE 7

TERMINATION, AMENDMENT AND WAIVER

Section 7.1 Termination. This Agreement may be terminated and the transactions contemplated hereby may be abandoned at any time prior to the Closing:

(a) by mutual written consent executed by the Parties and duly authorized by the boards of directors of Parent, Sub and the Company;

(b) by Parent or Sub if there has been a material breach of any representation, warranty or covenant of the Company set forth in this Agreement (except, with respect to materiality, for any provisions including the word “material” or words of similar import, in which case such termination rights will arise upon any breach), which breach has not been cured within fifteen (15) days following receipt by the Company of notice of such breach;

(c) by the Company if there has been a material breach of any representation, warranty or covenant of Parent or Sub set forth in this Agreement (except, with respect to materiality, for any provisions including the word “material” or words of similar import, in which case such termination rights will arise upon any breach), which breach has not been cured within fifteen (15) days following receipt by Parent or Sub, as applicable, of written notice of such breach;

(d) by Parent or Sub upon written notice to the Company if any of the conditions in Sections 6.1 and 6.2 have not been satisfied within one hundred eighty (180) days of the date hereof, or such later date agreed to in writing by the Parties (other than as a direct result of the failure of Parent or Sub to comply with their obligations under this Agreement), and neither Parent nor Sub has waived such condition in writing on or before the expiration of such one hundred eighty (180) day period (or such later date as agreed to in writing by the Parties);

(e) by the Company upon written notice to Parent if any of the conditions in Sections 6.1 and 6.3 have not been satisfied within one hundred eighty (180) days of the date hereof, or such later date agreed to in writing by the Parties (other than as a direct result of the failure of the Company to comply with its obligations under this Agreement), and the Company has not waived such condition in writing on or before the expiration of such one hundred eighty (180) day period (or such later date as agreed to in writing by the Parties);

(f) by Parent or Sub upon written notice to the Company if Parent and/or Sub are not reasonably satisfied in their sole discretion with the results of, and their due diligence investigations with respect to, the operations, affairs, prospects, properties, assets, existing and potential Liabilities, obligations, profits or condition (financial or otherwise) of the Company;

(g) by Parent or Sub upon written notice to the Company if the board of directors of Parent and/or Sub determines, in its reasonable good faith judgment after consultation with counsel, that the termination of this Agreement is necessary to satisfy such board’s fiduciary duties under applicable Law; or

(h) by Parent, Sub or the Company if any court of competent jurisdiction in the United States of America or other Governmental Authority shall have issued an Order or taken any other action restraining, enjoining or otherwise prohibiting the transactions contemplated by this Agreement and such Order other action shall have been final and nonappealable.

Section 7.2 Effect of Termination. In the event of the termination and abandonment of this Agreement pursuant to Section 7.1 hereof, this Agreement shall thereafter become null and void and have no effect, without any liability on the part of any Party or its directors, officers or stockholders, other than the provisions of this Section 7.2, Section 5.1 and Article 9; provided, however, that nothing contained in this Section 7.2 shall relieve any party from liability for any breach or violation of this Agreement.

Section 7.3 Amendment. To the extent permitted by applicable Law, this Agreement may be amended by action taken by or on behalf of the board of directors of the Company at any time before or after adoption of this Agreement by the stockholders of the Company but, after any submission of this Agreement to such stockholders for approval, no amendment shall be made which reduces the Merger Consideration or which materially and adversely affects the rights of the Company’s stockholders hereunder without any required approval of such stockholders; provided, however, that this Agreement may not be amended except by an instrument in writing signed on behalf of all the Parties.

Section 7.4 Extension; Waiver. At any time prior to the Closing Date, the Parties may (a) extend the time for the performance of any of the obligations or other acts of the other Parties hereto, (b) waive any inaccuracies in the representations and warranties contained herein or in any document, certificate or writing delivered pursuant hereto, or (c) waive compliance with any of the agreements or conditions contained herein. Any agreement on the part of any Party to any such extension or waiver shall be valid only if set forth in an instrument in writing signed by or on behalf of such Party.

ARTICLE 8

INDEMNIFICATION

Section 8.1 Survival of Representations, Warranties and Covenants. The Parties agree that all of their respective representations and warranties contained in this Agreement shall survive the Closing for a period of one (1) year after the Closing Date; provided, however, that the representations and warranties made in Section 2.2 (Power and Authority; Enforceability), Section 2.5 (Ownership of the Company), Section 2.10 (Tax Matters), Section 2.11 (Title to Assets), and Section 2.21 (Employee Benefits) shall survive the Closing indefinitely. Each other provision in this Agreement or any certificate or document delivered pursuant hereto will survive for the relevant statute of limitations period, unless a different period is expressly contemplated herein or thereby.

Section 8.2 Indemnification by Stockholder Parties. The Stockholder Parties, jointly and severally, agree to and shall defend, indemnify, and hold Parent and Sub and each of their respective officers, directors, stockholders, employees, agents, representatives and Affiliates (other than the Stockholder Parties) (collectively, the “Parent Indemnified Persons”) harmless from and pay any and all Damages directly or indirectly resulting from, relating to, arising out of, or attributable to any one of the following: (a) any Breach of or inaccuracy in any representation or warranty the Company has, or the Stockholder Parties have, made in this Agreement (without regard to any materiality or knowledge qualifier contained therein), or in any other certificate or document the Company has, or the Stockholder Parties have, delivered pursuant to this Agreement; (b) any Breach by the Company of any covenant or obligation in this Agreement; (c) any amounts owed to Parent pursuant to Section 1.12 hereof; (d) any Liabilities related to the Aladdin Claim in excess of the Settlement Allowance; and (e) any allegation by a third party of any of the foregoing. With respect to matters not involving Actions commenced or threatened by third parties, within five (5) days after notification to any Stockholder Party from the Parent Indemnified Persons supported by reasonable documentation setting forth the nature of the circumstances entitling the Parent Indemnified Persons to indemnity hereunder, the Stockholder Parties, at no cost or expense to the Parent Indemnified Persons, shall diligently commence resolution of such matters in a manner reasonably acceptable to the Parent Indemnified Persons and shall diligently and timely prosecute such resolution to completion. If litigation or any other Action is commenced or threatened, the provisions of Section 8.4 shall control.

Section 8.3 Indemnification by Parent and Sub. Parent and Sub, jointly and severally, agree to and shall defend, indemnify, and hold the Company and its officers, directors, stockholders, employees, agents, representatives and Affiliates (collectively, the “Company Indemnified Persons”) harmless from and pay any and all Damages directly or indirectly resulting from, relating to, arising out of, or attributable to any of the following: (a) any Breach of any representation or warranty Parent or Sub have made in this Agreement (without regard to any materiality or knowledge qualifier contained therein) or any other certificate or document

Parent or Sub have delivered pursuant to this Agreement; (b) any Breach by Parent or Sub of their respective covenants or obligations in this Agreement; and (c) any allegation by a third party of any of the foregoing. With respect to matters not involving Actions commenced or threatened by third parties, within five (5) days after notification to Parent from the Company Indemnified Persons supported by reasonable documentation setting forth the nature of the circumstances entitling the Company Indemnified Persons to indemnity hereunder, Parent, at no cost or expense to the Company Indemnified Persons, shall diligently commence resolution of such matters in a manner reasonably acceptable to the Company Indemnified Persons and shall diligently and timely prosecute such resolution to completion. If litigation or any other Action is commenced or threatened, the provisions of Section 8.4 shall control.

Section 8.4 Indemnification Claim Procedures.

(a) If any Action is commenced in which any Indemnitee is a party which may give rise to a claim for indemnification against any Indemnitor then such Indemnitee shall promptly give notice to the Indemnitor. Failure to notify the Indemnitor will not relieve the Indemnitor of any Liability that it may have to the Indemnitee, except to the extent the defense of such Action is materially and irrevocably prejudiced by the Indemnitee’s failure to give such notice.

(b) An Indemnitor will have the right to defend against an Indemnification Claim, other than a Indemnification Claim related to Taxes, with counsel of its choice reasonably satisfactory to the Indemnitee if (i) within fifteen (15) days following the receipt of notice of the Indemnification Claim the Indemnitor notifies the Indemnitee in writing that the Indemnitor will indemnify the Indemnitee from and against the entirety of any Damages the Indemnitee may suffer resulting from, relating to, arising out of, or attributable to the Indemnification Claim, (ii) the Indemnitor provides the Indemnitee with evidence reasonably acceptable to the Indemnitee that the Indemnitor will have the financial resources to defend against the Indemnification Claim and pay, in cash, all Damages the Indemnitee may suffer resulting from, relating to, arising out of, or attributable to the Indemnification Claim, (iii) the Indemnification Claim involves only money Damages and does not seek an injunction or other equitable relief, (iv) settlement of, or an adverse judgment with respect to, the Indemnification Claim is not in the good faith judgment of the Indemnitee likely to establish a precedential custom or practice materially adverse to the continuing business interests of the Indemnitee, and (v) the Indemnitor continuously conducts the defense of the Indemnification Claim actively and diligently.

(c) So long as the Indemnitor is conducting the defense of the Indemnification Claim in accordance with Section 8.4(b), (i) the Indemnitee may retain separate co-counsel at its sole cost and expense and participate in the defense of the Indemnification Claim, (ii) the Indemnitee will not consent to the entry of any Order with respect to the Indemnification Claim without the prior written consent of the Indemnitor (not to be withheld unreasonably), and (iii) the Indemnitor will not consent to the entry of any Order with respect to the Indemnification Claim without the prior written consent of the Indemnitee (not to be withheld unreasonably, provided that it will not be deemed to be unreasonable for an Indemnitee to withhold its consent (A) with respect to any finding of or admission (1) of any violation of any Law, Order or Permit, (2) of any violation of the rights of any Person, or (3) which Indemnitee believes could have a material adverse effect on any other Actions to which the Indemnitee or its Affiliates are party or to which Indemnitee has a good faith belief they may become party, or (B) if any portion of such Order would not remain sealed).

(d) In connection with any Indemnification Claim for Taxes, or if any condition in Section 8.4(b) is or becomes unsatisfied, (i) the Indemnitee may defend against, and consent to the entry of any Order with respect to, an Indemnification Claim in any manner it may deem appropriate (and the Indemnitee need not consult with, or obtain any consent from, any Indemnitor in connection therewith), (ii) the Indemnitor will be obligated to reimburse the Indemnitee promptly and periodically for the Damages relating to defending against the Indemnification Claim, and (iii) the Indemnitor will remain Liable for any Damages the Indemnitee may suffer relating to the Indemnification Claim to the fullest extent provided in this Article 8.

(e) Each Party hereby consents to the non-exclusive jurisdiction of any Governmental Authority in which an Action is brought against any Indemnitee for purposes of any Indemnification Claim that an Indemnitee may have under this Agreement with respect to such Action or the matters alleged therein, and agrees that process may be served on such Party with respect to such claim anywhere in the world.

Section 8.5 Limitation on Liability. Notwithstanding anything contained in this Article 8, with respect to Damages attributable to Breaches of the representations and warranties of the Parties contained in Articles 2 and 3, no Indemnitor shall be obligated to any Indemnitee for any Damages until the aggregate of such Damages to the Indemnitee equals or exceeds $10,000, at which time the Indemnitor shall be obligated to the Indemnitee for the full amount of any Damages, including such $10,000 threshold.

Section 8.6 INDEMNIFICATION IF NEGLIGENCE OF INDEMNITEE. The indemnification provided in this Article 8 will be applicable whether or not the sole, joint, or contributory negligence of the Indemnitee is alleged or proven. Indemnitee’s rights and remedies set forth in this Agreement will survive the Closing, will not be deemed waived by the Indemnitee’s consummation of the transactions contemplated hereby, and will be effective regardless of any inspection or investigation conducted, or the awareness of any matters acquired (or capable or reasonably capable of being acquired), by or on behalf of Indemnitee, or by its directors, officers, employees or representatives at any time, (regardless of whether notice of such knowledge has been given to Indemnitor) whether before or after the Closing Date.

Section 8.7 Stockholders’ Representative. By virtue of their approval of this Agreement, the stockholders of the Company will be deemed to have irrevocably constituted and appointed, effective as of the Closing, Willman as the representative and attorney-in-fact for and on behalf of the stockholders (the “Stockholders’ Representative”) for purposes of (a) the execution, delivery and performance of the Escrow Agreement and acting on behalf of each stockholder with respect thereto, including, without limitation, the exercise of the rights of the stockholders thereunder, and (b) representing the interests of the stockholders in connection with the adjustments contemplated by Section 1.12 hereof. The stockholders of the Company will be bound by all actions taken by the Stockholders’ Representative in connection with the Escrow Agreement and the adjustments contemplated by Section 1.12, and Parent and Sub shall be entitled to rely on any action or decision of the Stockholders’ Representative with respect thereto. The Stockholders’ Representative will incur no liability with respect to any action taken or suffered by him, except his own willful misconduct or bad faith.

Section 8.8 Other Indemnification Provisions. The foregoing indemnification provisions are in addition to, and not in derogation of, any remedy at Law or in equity that any Party may have with respect to the transactions contemplated hereby.

ARTICLE 9

MISCELLANEOUS

Section 9.1 Representations of Stockholder Parties. The Stockholder Parties join in this Agreement for purposes of Article 8 and this Section 9.1. Each Stockholder Party represents and warrants to Parent and Sub as follows with respect to itself: (a) each Stockholder Party that is an entity is an entity duly created, formed or organized, validly existing, and in good standing under the Laws of the jurisdiction of its creation, formation, or organization; (b) each Stockholder Party that is an entity has the entity power and authority to execute and deliver this Agreement and each other agreement executed in connection herewith to which such Stockholder Party is a party, and to perform and consummate the transactions contemplated hereby and thereby; (c) each Stockholder Party that is an individual has the requisite competence and authority to execute and deliver this Agreement and each other agreement executed in connection herewith to which he is a party, and to perform and to consummate the transactions contemplated hereby and thereby; (d) such Stockholder Party has taken all actions necessary to authorize the execution and delivery of this Agreement and each other agreement executed in connection herewith to which such Stockholder Party is a party, the performance of such Stockholder Party’s obligations hereunder and thereunder, and the consummation of the transactions contemplated hereby and thereby; and (e) this Agreement and each other agreement executed in connection herewith has been duly authorized, executed, and delivered by, and is Enforceable against, each Stockholder Party that is party thereto.

Section 9.2 Schedules.

(a) The disclosures in the Schedules relate only to the representations and warranties in the Section or paragraph of this Agreement to which they expressly relate and not to any other representation or warranty in this Agreement.

(b) If there is any inconsistency between the statements in the body of this Agreement and those in the Schedules (other than an exception expressly set forth in the Schedules with respect to a specifically identified representation or warranty), the statements in the body of this Agreement will control.

(c) Nothing in the Schedules will be deemed adequate to disclose an exception to a representation or warranty made herein, unless the Schedules identify the exception with particularity and describe the relevant facts in detail.

(d) The mere listing (or inclusion of a copy) of a document or other item in a Schedule will not be deemed adequate to disclose an exception to a representation or warranty made in this Agreement (unless the representation or warranty pertains to the existence of the document or other item itself).

Section 9.3 Entire Agreement. This Agreement, together with the Exhibits and Schedules hereto and the certificates, documents, instruments and writings that are delivered pursuant hereto, constitutes the entire agreement and understanding of the Parties in respect of its subject matters and supersedes all prior understandings, agreements, or representations by or among the Parties, written or oral, to the extent they relate in any way to the subject matter hereof or the transactions contemplated hereby. The Exhibits and Schedules identified in this Agreement are incorporated herein by reference and made a part hereof.

Section 9.4 Successors. All of the terms, agreements, covenants, representations, warranties, and conditions of this Agreement are binding upon, and inure to the benefit of and are enforceable by, the Parties and their respective successors and assigns.

Section 9.5 Assignments. No Party may assign either this Agreement or any of its rights, interests, or obligations hereunder without the prior written approval of the other Party; provided, however, that Parent may (a) assign any or all of its rights and interests or those of Sub hereunder to one or more of its Affiliates and (b) designate one or more of its Affiliates to perform its obligations or those of Sub hereunder (in any or all of which cases Parent and Sub nonetheless shall remain responsible for the performance of all of their obligations hereunder).

Section 9.6 Notices. All notices, requests, demands, claims and other communications hereunder will be in writing. Any notice, request, demand, claim or other communication hereunder shall be deemed duly given if (and then two (2) business days after) it is sent by registered or certified mail, return receipt requested, postage prepaid, and addressed to the intended recipient as set forth below:

If to Parent or Sub:

Cotelligent, Inc.

100 Theory, Suite 200

Irvine, California 92612

Attn: Legal Services

Tel: (949) 823-1607

Fax: (949) 823-1627

Copy to (which shall not constitute notice):

Locke Liddell & Sapp LLP

600 Travis

3400 JPMorgan Chase Tower

Houston, Texas 77002

Attn: Mr. Gregory C. Hill

Tel: (713) 226-1187

Fax: (713) 223-3717

If to the Company:

On-Site Media, Inc.

5275 S. Arville Street

Suite 104

Las Vegas, Nevada 89118

Attention: Mr. Loren Willman

Tel: (702) 260-1000

Fax: (702) 260-1200

If to the Stockholder Parties:

Mr. Loren Willman

5275 S. Arville Street

Suite 104

Las Vegas, Nevada 89118

Tel: (702) 260-1000

Fax: (702) 260-1200

Any Party may send any notice, request, demand, claim, or other communication hereunder to the intended recipient at the address set forth above using any other means (including personal delivery, expedited courier, messenger service, telecopy, telex, ordinary mail, or electronic mail), but no such notice, request, demand, claim, or other communication shall be deemed to have been duly given unless and until it actually is received by the intended recipient. Any Party may change the address to which notices, requests, demands, claims, and other communications hereunder are to be delivered by giving the other Parties notice in the manner herein set forth.

Section 9.7 Specific Performance. Each Party acknowledges and agrees that the other Parties would be damaged irreparably if any provision of this Agreement is not performed in accordance with its specific terms or is otherwise Breached. Accordingly, each Party agrees that the other Parties will be entitled to an injunction or injunctions to prevent Breaches of the provisions of this Agreement and to enforce specifically this Agreement and its terms and provisions in any Action instituted in any court of the United States or any state thereof having jurisdiction over the Parties and the matter in addition to any other remedy to which they may be entitled, at Law or in equity.

Section 9.8 Counterparts. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original but all of which together will constitute one and the same instrument.

Section 9.9 Headings. The article and section headings contained in this Agreement are inserted for convenience only and shall not affect in any way the meaning or interpretation of this Agreement.

Section 9.10 Governing Law. This Agreement, the performance of the transactions contemplated hereby and obligations of the Parties hereunder will be governed by and construed in accordance with the laws of the State of Delaware, without giving effect to any choice of Law principles.

Section 9.11 Binding Arbitration.

(a) General. Notwithstanding any provision of this Agreement to the contrary, upon the request of any Party (defined for the purpose of this provision to include Affiliates, principals and agents of any such Party), any dispute, controversy or claim arising out of, relating to, or in connection with, this Agreement or any agreement executed in connection herewith or contemplated hereby, or the breach, termination, interpretation, or validity hereof or thereof (hereinafter referred to as a “Dispute”), shall be finally resolved by mandatory and binding arbitration in accordance with the terms hereof. Any Party may bring an action in court to compel arbitration of any Dispute. Any Party who fails or refuses to submit any Dispute to binding arbitration following a lawful demand by the opposing Party shall bear all costs and expenses incurred by the opposing Party in compelling arbitration of such Dispute.

(b) Governing Rules. The arbitration shall be conducted in accordance with the Commercial Arbitration Rules of the American Arbitration Association in effect at the time of the arbitration, except as they may be modified herein or by mutual agreement of the Parties. The seat of the arbitration shall be Las Vegas, Nevada. Notwithstanding this Section 9.11, the arbitration and this clause shall be governed by the Federal Arbitration Act, 9 U.S.C. §§ 1 et seq. (the “Federal Arbitration Act”). The arbitrator shall award all reasonable and necessary costs (including the reasonable fees and expenses of counsel) incurred in conducting the arbitration to the prevailing Party in any such Dispute. The Parties expressly waive all rights whatsoever to file an appeal against or otherwise to challenge any award by the arbitrators hereunder; provided, that the foregoing shall not limit the rights of any Party to bring a proceeding in any applicable jurisdiction to confirm, enforce or enter judgment upon such award (and the rights of the other Party, if such proceeding is brought to contest such confirmation, enforcement or entry of judgment, but only to the extent permitted by the Federal Arbitration Act).

(c) No Waiver; Preservation of Remedies. No provision of, nor the exercise of any rights under this Agreement shall limit the right of any Party to apply for injunctive relief or similar equitable relief with respect to the enforcement of this Agreement or any agreement executed in connection herewith or contemplated hereby, and any such action shall not be deemed an election of remedies. Such rights can be exercised at any time except to the extent such action is contrary to a final award or decision in any arbitration proceeding. The institution and maintenance of an action for injunctive relief or similar equitable relief shall not constitute a waiver of the right of any Party, including without limitation the plaintiff, to submit any Dispute to arbitration nor render inapplicable the compulsory arbitration provisions of this Agreement.

(d) Arbitration Proceeding. In addition to the authority conferred on the arbitration tribunal by the rules specified above, the arbitration tribunal shall have the authority to order reasonable discovery, including the deposition of party witnesses and production of documents. The arbitral award shall be in writing, state the reasons for the award, and be final and binding on the Parties with no right of appeal. All statutes of limitations that would otherwise be applicable shall apply to any arbitration proceeding. Any attorney-client privilege and other protection against disclosure of confidential information, including without limitation any protection afforded the work-product of any attorney, that could otherwise be claimed by any Party shall be available to and may be claimed by any such Party in any arbitration proceeding. No Party waives any attorney-client privilege or any other protection against disclosure of confidential information by reason of anything contained in or done pursuant to or in connection with this Agreement. Each Party agrees to keep all Disputes and arbitration proceedings strictly confidential, except for disclosures of information to the Parties’ legal counsel or auditors or those required by Law. The arbitrators shall determine the matters in dispute in accordance with the substantive law of Delaware, without regard to conflict of law rules.

(e) Appointment of Arbitrators. The arbitration shall be conducted by three (3) arbitrators. The Party initiating arbitration (the “Claimant”) shall appoint its arbitrator in its request for arbitration (the “Request”). The other Party (the “Respondent”) shall appoint its arbitrator within thirty (30) days after receipt of the Request and shall notify the Claimant of such appointment in writing. If the Respondent fails to appoint an arbitrator within such thirty (30) day period, the arbitrator named in the Request shall decide the controversy or claim as sole arbitrator. Otherwise, the two (2) arbitrators appointed by the Parties shall appoint a third (3rd) arbitrator within thirty (30) days after the Respondent has notified Claimant of the appointment of the Respondent’s arbitrator. When the third (3rd) arbitrator has accepted the appointment, the two (2) Party-appointed arbitrators shall promptly notify the Parties of the appointment. If the two (2) arbitrators appointed by the Parties fail to appoint a third (3rd) arbitrator or so to notify the Parties within the time period prescribed above, then the appointment of the third (3rd) arbitrator shall be made by the American Arbitration Association, which shall promptly notify the Parties of the appointment. The third (3rd) arbitrator shall act as Chair of the panel.

(f) Other Matters. This arbitration provision constitutes the entire agreement of the Parties with respect to its subject matter and supersedes all prior discussions, arrangements, negotiations and other communications on dispute resolution. This arbitration provision shall survive any amendment, renewal, extension or expiration of this Agreement or any agreement executed in connection herewith or contemplated hereby unless the Parties otherwise expressly agree in writing. The obligation to arbitrate any dispute shall be binding upon the successors and assigns of each of the Parties.

Section 9.12 Amendments and Waivers. Subject to Section 7.3, no amendment, modification, replacement, termination or cancellation of any provision of this Agreement will be valid, unless the same shall be in writing and signed by the Parties. No waiver by any Party of any default, misrepresentation, or breach of warranty or covenant hereunder, whether intentional or not, may be deemed to extend to any prior or subsequent default, misrepresentation, or Breach of warranty or covenant hereunder or affect in any way any rights arising because of any prior or subsequent such occurrence.

Section 9.13 Severability. The provisions of this Agreement shall be deemed severable and the invalidity or unenforceability of any provision shall not affect the validity or enforceability of the other provisions hereof, provided that any provision of this Agreement that is invalid or unenforceable in any situation or in any jurisdiction will not affect the enforceability of the remaining terms and provisions hereof or the Enforceability of the offending term or provision in any other situation or in any other jurisdiction.

Section 9.14 Expenses. Except as otherwise expressly provided in this Agreement, each Party will bear its own costs and expenses incurred in connection with the preparation, execution and performance of this Agreement and the transactions contemplated hereby, including all fees and expenses of agents, representatives, financial advisors, legal counsel and accountants.

Section 9.15 Construction. The Parties have participated jointly in the negotiation and drafting of this Agreement. If an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the Parties and no presumption or burden of proof shall arise favoring or disfavoring any Party because of the authorship of any provision of this Agreement. Any reference to any federal, state, local, or foreign Law shall be deemed also to refer to Law as amended and all rules and regulations promulgated there under, unless the context requires otherwise. The word “including” means “including without limitation.” The Parties intend that each representation, warranty, and covenant contained herein shall have independent significance. If any Party has breached any representation, warranty, or covenant contained herein in any respect, the fact that there exists another representation, warranty or covenant relating to the same subject matter (regardless of the relative levels of specificity) which the Party has not breached shall not detract from or mitigate the fact that the Party is in breach of the first representation, warranty, or covenant.

[Signature Page Follows]

IN WITNESS WHEREOF, the Parties have executed this Agreement as of the date first above written.

PARENT:

COTELLIGENT, INC.

By:	/s/ James R. Lavelle

James R. Lavelle, Chairman and Chief Executive Officer

SUB:

RECENCY MEDIA USA, INC.

By:	/s/ James R. Lavelle

James R. Lavelle, Chairman and Chief Executive Officer

COMPANY:

ON-SITE MEDIA, INC.

By:	/s/ Loren W. Willman

Loren W. Willman, President

STOCKHOLDERS’ REPRESENTATIVE:

/s/ Loren W. Willman

Loren W. Willman, as Stockholders’ Representative

FOR PURPOSES OF ARTICLE 8 AND SECTION 9.1

/s/ Loren W. Willman

Loren W. Willman, Individually

/s/ Kenneth L. Maul

Kenneth L. Maul, Individually

/s/ John F. Slitz, Jr.

John Slitz, Individually

SLITZ FAMILY TRUST

By:	/s/ John F. Slitz, Jr.

John F. Slitz, Jr., Trustee

LAS VEGAS VENTURE FUND I, LLC

By:	/s/ Kenneth L. Maul

Kenneth L. Maul, Managing Partner

EXHIBIT A

DEFINITIONS

“Action” means any action, appeal, petition, plea, charge, complaint, claim, suit, demand, litigation, arbitration, mediation, hearing, inquiry, investigation or similar event, occurrence, or proceeding.

“Affiliate” with respect to any specified Person, means a Person that, directly or indirectly, through one or more intermediaries, controls or is controlled by, or is under common control with, such specified Person. As used herein, the term “control” means possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of a Person, whether through the ownership of voting equity interests, by contract or otherwise.

“Aggregate Cash Consideration” is defined in Section 1.6(c).

“Agreement” is defined in the preamble to this Agreement.

“Aladdin Claim” means the Action initiated by the Aladdin Gaming Creditor’s Trust in connection with the bankruptcy of Aladdin Gaming, LLC (In re Aladdin Gaming, LLC, Chapter 11 Case No. 01-20141-RCJ) to recover certain payments made by the Company to Aladdin Gaming, LLC.

“Balance Sheet Date” is defined in Section 2.7(c).

“Benefit Program” is defined in Section 2.21(b).

“Breach” means any breach, inaccuracy, failure to perform, failure to comply, conflict with, default, violation, acceleration, termination, cancellation, modification, or required notification.

“Business” means the business of producing customer-specific digital advertising for direct delivery to customer locations, as conducted by the Company.

“Cash Value Per Share” is defined in Section 1.7(d).

“Certificates” is defined in Section 1.8(a).

“Closing” is defined in Section 1.2.

“Closing Date” is defined in Section 1.2.

“COBRA” is defined Section 2.21(a).

“Code” means the Internal Revenue Code of 1986.

“Company Common Stock” is defined in the recitals to this Agreement.

“Company Indemnified Persons” is defined in Section 8.3.

“Company Intellectual Property” is defined in Section 2.13(a).

“Consent” means any consent or filing with or notification to, any Person which must be obtained, made or complied with for or in connection with the Merger in order (a) for the Merger to be effective, (b) to prevent any termination, cancellation, default, acceleration or change in terms (or any right thereof from arising) under any terms, conditions or provisions of any Contract of the Company (or of any agreement, instrument or obligation relating to or burdening any asset of the Company) as a result of the Merger, or (c) to prevent the creation or imposition of any Encumbrance on or with respect to any asset of the Company (or any right thereof from arising) as a result of the Merger.

“Consulting Fee” is defined in Section 5.6.

“Contract” means any contract, agreement, arrangement, commitment, letter of intent, memorandum of understanding, heads of agreement, promise, obligation, right, instrument, document, or other similar understanding, whether written or oral.

“Customer Deliverables” is defined in Section 2.13(a).

“Damages” means all damages (including incidental and consequential damages), losses (including any diminution in value), Liabilities, payments, amounts paid in settlement, obligations, fines, penalties, costs, expenses (including reasonable fees and expenses of outside attorneys, accountants and other professional advisors and of expert witnesses and other costs (including the allocable portion of the Indemnitee’s internal costs) of investigation, preparation and litigation in connection with any Action or Threatened Action) of any kind or nature whatsoever.

“Deemed Aggregate Consideration” means the sum of (a) the Deemed Aggregate Stock Consideration and (b) the Aggregate Cash Consideration.

“Deemed Aggregate Stock Consideration” means the sum of (a) 10,679,612 shares of Parent Common Stock, multiplied by the Deemed Value (Parent Common Stock) and (b) 5,339,806 Warrant Shares multiplied by the Deemed Value (Warrant Shares).

“Deemed Value (Equity Unit)” means the sum of (a) the Deemed Value (Parent Common Stock) and (b) the Deemed Value (Warrant Shares).

“Deemed Value (Parent Common Stock)” means $0.17 per share of Parent Common Stock.

“Deemed Value (Warrant Shares)” means $0.03 per Warrant Share.

“Deemed Value Per Share” means the quotient of (a) the Deemed Aggregate Consideration, divided by (b) 22,337,600.

“DGCL” is defined in Section 1.1.

“Dissenting Shares” is defined in Section 1.11.

“Effective Time” is defined in Section 1.3.

“Election Deadline” means 5:00 p.m., local Houston time, on the 20th business day following but not including the date of mailing of the Election Form or such other date as Parent and the Company shall mutually agree upon.

“Election Form” is defined in Section 1.8(a).

“Encumbrance” means any Order, Security Interest, Contract, easement, covenant, community property interest, equitable interest, right of first refusal, or restriction of any kind, including any restriction on use, voting, transfer, receipt of income, or exercise of any other attribute of ownership.

“Enforceable” – a Contract is “Enforceable” if it is the legal, valid, and binding obligation of the applicable Person enforceable against such Person in accordance with its terms, except as such enforceability may be subject to the effects of bankruptcy, insolvency, reorganization, moratorium, or other Laws relating to or affecting the rights of creditors, and general principles of equity.

“Environment” means soil, land surface or subsurface strata, waters (including, navigable ocean, stream, pond, reservoirs, drainage, basins, wetland, ground, and drinking), sediments, ambient air (including indoor), noise, plant life, animal life, and all other environmental media or natural resources.

“Environmental, Health, and Safety Requirements” means all Orders, Contracts, Laws, and programs (including those promulgated or sponsored by industry associations, insurance companies, and risk management companies) concerning or relating to public health and safety, worker/occupational health and safety, and pollution or protection of the Environment, including those relating to the presence, use, manufacturing, refining, production, generation, handling, transportation, treatment, transfer, storage, disposal, distribution, importing, labeling, testing, processing, discharge, Release, Threatened Release, control, or other action or failure to act involving cleanup of any hazardous materials, substances or wastes, chemical substances or mixtures, pesticides, pollutants, contaminants, toxic chemicals, petroleum products or byproducts, asbestos, polychlorinated biphenyls, noise, or radiation, each as amended and as now in effect.

“Equity/Cash Consideration” is defined in Section 1.7(a).

“Equity/Cash Election” is defined in Section 1.7(b).

“Equity Election” is defined in Section 1.7(b).

“Equity Unit” means a unit consisting of two (2) shares of Parent Common Stock and one (1) Warrant Share.

“ERISA” means the Employee Retirement Income Security Act of 1974.

“Escrow Agent” means an escrow agent selected by Parent in its sole discretion.

“Escrow Agreement” is defined in Section 1.6(c).

“Excess Loss Account” is defined in Treas. Reg. Section 1.1502-19.

“Exchange Agent” is defined in Section 1.8.

“GAAP” means United States generally accepted accounting principles.

“Governmental Authority” means any legislature, agency, bureau, branch, department, division, commission, court, tribunal, magistrate, justice, multi-national organization, quasi-governmental body, or other similar recognized organization or body of any federal, state, county, municipal, local, or foreign government or other similar recognized organization or body exercising similar powers or authority.

“Hazardous Materials” shall mean any explosives, radioactive materials, asbestos material, urea formaldehyde, hydrocarbon contaminants, underground tanks, pollutants, contaminants, hazardous, corrosive or toxic substances, special waste or waste of any kind, including compounds known as chlorobiophenyls and any material or substance the storage, manufacture, disposal, treatment, generation, use, transport, mediation or release into the environment of which is prohibited, controlled, regulated or licensed under Environmental Laws.

“Indemnification Claim” means any claim for indemnification by an Indemnitee against an Indemnitor under this Agreement.

“Indemnitees” means the Parent Indemnified Persons and the Company Indemnified Persons, as applicable.

“Indemnitor” means any Person having any Liability to any Indemnitee under this Agreement.

“Intellectual Property” means all (a) inventions (whether patentable or unpatentable and whether or not reduced to practice), all improvements thereto, and all patents, patent applications, and patent disclosures, together with all reissuances, continuations, continuations-in-part, revisions, extensions, and reexaminations relating thereto, (b) trademarks, service marks, trade dress, logos, trade names, and corporate names, and all goodwill associated therewith, together with all translations, adaptations, derivations, and combinations, applications, registrations, and renewals relating thereto, (c) copyrightable works, all copyrights, and all applications, registrations, and renewals relating thereto, (d) trade secrets and confidential business information (including ideas, research and development, know-how, formulas, compositions, manufacturing and production processes and techniques, technical data, designs, drawings, specifications, customer and supplier lists, pricing and cost information, and business and marketing plans and proposals), (e) computer software (including all data and related documentation), (f) other proprietary rights, (g) mask works and all applications, registrations, and renewals relating thereto and (h) copies and tangible embodiments of the foregoing (in whatever form or medium).

“Internal Systems” is defined in Section 2.13(a).

“Knowledge” – an individual will be deemed to have “Knowledge” of a particular fact or other matter if (a) such individual is actually aware of such fact or other matter; (b) such individual should be aware of such fact or matter; or (c) a prudent individual could be expected to discover or otherwise become aware of such fact or other matter in the course of conducting a comprehensive investigation concerning the existence of such fact or other matter. A Person other than an individual will be deemed to have “Knowledge” of a particular fact or other matter if (i) any individual who is serving, or who has at any, time served, as a director, officer, partner, member, executor, or trustee of such Person (or in any similar capacity) or (ii) any employee who is charged with or who has at any time been charged with, responsibility for a particular area of such Person’s operations (e.g. an employee in the environmental section with respect to knowledge of environmental matters), has, or at any time had, Knowledge of such fact or other matter.

“Law” means any law (statutory, common, or otherwise), constitution, treaty, convention, ordinance, equitable principle, code, rule, regulation, executive order, or other similar authority enacted, adopted, promulgated, or applied by any Governmental Authority, each as amended and now in effect.

“Leased Premises” means the premises leased pursuant to the Real Property Lease.

“Liability” means any liability, claim, amount payable, duty, or obligation, whether known or unknown, asserted or unasserted, absolute or contingent, matured or unmatured, conditional or unconditional, latent or patent, accrued or unaccrued, liquidated or unliquidated, or due or to become due.

“Material Adverse Change (or Effect)” means a change or effect in the condition (financial or otherwise), properties, assets, Liabilities, rights, obligations, operations, business, or prospects which change (or effect), individually or in the aggregate, could reasonably be expected to be materially adverse to such condition, properties, assets, Liabilities, rights, obligations, operations, business, or prospects, including any change or effect caused by or arising from a material worsening of current conditions relating to acts of terrorism or war (whether or not declared) occurring after the date of this Agreement which materially impair the ability of the Person in question to conduct its operations except on a temporary basis.

“Merger” is defined in the recitals to this Agreement.

“Merger Consideration” is defined in Section 1.6.

“Net Working Capital” means an amount equal to (a) the Company’s “current assets,” minus (b) the Company’s “current liabilities,” each as determined as of the Closing Date in accordance with GAAP in a manner consistent with the application of accounting principles applied in preparing the Financial Statements.

“NGCL” is defined in Section 1.1.

“Order” means any order, ruling, decision, verdict, decree, writ, subpoena, mandate, precept, command, directive, consent, approval, award, judgment, injunction, or other similar determination or finding by, before, or under the supervision of any Governmental Authority, arbitrator, or mediator.

“Ordinary Course of Business” means the ordinary course of business consistent with past custom and practice (including with respect to quantity, quality and frequency) of the relevant Person.

“Organizational Documents” means the articles of incorporation, certificate of incorporation, charter, bylaws, articles of formation, regulations, operating agreement, certificate of limited partnership, partnership agreement, and all other similar documents, instruments or certificates executed, adopted, or filed in connection with the creation, formation, or organization of a Person, including any amendments thereto.

“Parent Common Stock” means the common stock, par value $0.01 per share, of Parent.

“Parent Indemnified Persons” is defined in Section 8.2.

“Parties” is defined in the preamble to this Agreement.

“Permit” means any permit, license, certificate, approval, consent, notice, waiver, franchise, registration, filing, accreditation, or other similar authorization required by any Law or Governmental Authority.

“Person” means any individual, partnership, limited liability company, corporation, association, joint stock company, trust, joint venture, labor organization, unincorporated organization, or Governmental Authority.

“Plan” is defined in Section 2.21(b).

“Real Property Lease” means the real property lease pursuant to which the Company leases the premises located at 5275 South Arville Street, Las Vegas, Nevada.

“Release” means any spilling, leaking, emitting, discharging, depositing, escaping, leaching, dumping, or other release into the Environment.

“SEC” means the U.S. Securities and Exchange Commission.

“Securities Act” means the Securities Act of 1933, and the rules and regulations promulgated thereunder.

“Security Interest” means any security interest, deed of trust, mortgage, pledge, lien, charge, claim, or other similar interest or right, except for (a) liens for taxes, assessments, governmental charges, or claims which are being contested in good faith by appropriate Actions promptly instituted and diligently conducted and only to the extent that a reserve or other appropriate provision, if any, has been made in conformity with GAAP therefore, (b) statutory liens of landlords and warehousemen’s, carriers, mechanics’, suppliers’, materialsmen’s repairmen’s, or other like liens (including Contractual landlords’ liens) arising in the Ordinary Course of Business and with respect to amounts not yet delinquent of being contested in good faith by appropriate proceedings, only to the extent that a reserve or other appropriate provision, if any, has been made in conformity with GAAP therefore; and (c) liens incurred or deposits made in the Ordinary Course of Business in connection with workers’ compensation, unemployment insurance and other similar types of social security.

“Settlement Allowance” is defined in Section 1.6(c).

“Stockholder Parties” is defined in the preamble to this Agreement.

“Stockholders’ Representative” is defined in Section 8.7.

“Sub” is defined in the preamble to this Agreement.

“Subsidiary” means, when used with reference to any entity, any other entity of which (a) securities or other ownership interests having ordinary voting power to elect a majority of the board of directors or other persons performing similar functions, or (b) a majority of the outstanding voting securities, are owned directly or indirectly by such entity.

“Surviving Corporation” is defined in Section 1.1.

“Tax” means any federal, state, local, or foreign income, gross receipts, license, payroll, employment, excise, severance, stamp, occupation, premium, windfall profits, environmental (including taxes under Code Section 59A), customs, duties, capital stock, franchise, profits, withholding, social security, unemployment, disability, real property, personal property, sales, use, transfer, registration, value added, alternative or add-on minimum, estimated, or other tax of any kind whatsoever, including any interest, penalty, or addition thereto, whether disputed or not.

“Tax Return” means any return, declaration, report, claim for refund, or information return or statement relating to Taxes required to be filed with any Governmental Authority, including any schedule or attachment thereto, and including any amendment thereof.

“Threatened” means a demand or statement has been made (orally or in writing) or a notice has been given (orally or in writing), or any other event has occurred or any other circumstances exist that would lead a prudent Person to conclude that an Action or other matter is likely to be asserted, commenced, taken, or otherwise pursued in the future.

“Threatened Release” means any event that has occurred or other circumstances that exist that could lead a prudent Person to conclude that any Release, whether intentional or unintentional, is likely to occur now or in the future.

“Treas. Reg.” or “Treasury Regulation” means the proposed, temporary and final regulations promulgated under the Code.

“Warrant Share” means a share of Parent Common Stock issuable upon exercise of a warrant delivered to a stockholder pursuant to this Agreement.